Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

SOUTHSIDE BANCSHARES, INC.,

ROCKET MERGER SUB, INC.

and

DIBOLL STATE BANCSHARES, INC.

___________________________
Dated as of June 12, 2017
___________________________

Page

i

(continued)
Page

(continued)
Page

INDEX OF DEFINED TERMS
Section        Section

ACA	3.11(n)	Controlled Group Liability	9.9
Acquisition Proposal	6.9(c)	Corporate Entity	9.9
AD&D	6.5(a)	Covered Employees	6.5(a)
Adverse Recommendation Change	6.9(b)	CRA	3.13(c)
Affiliate	9.9	Derivative Transactions	9.9
Agreement	Preamble	Designated Contracts	9.9
Balance Sheet	3.7	Designated Contracts Termination Costs	9.9
Balance Sheet Date	3.7	Determination Date	9.9
Bank Merger	1.8	Disclosure Schedule	Article III
Bank Merger Certificates	1.8	Dissenting Shares	2.1(e)
Business Day	9.9	Dissenting Stockholder	2.1(e)
Cancelled Shares	2.1(c)	Effective Time	1.2
Certificates	2.4(a)	End Date	9.9
Certificates of Merger	1.2	Enforceability Exceptions	3.3(a)
Claim	6.7(a)	Environmental Law	9.9
Closing	1.3	ERISA	3.11(a)
Closing Date	1.3	ERISA Affiliate	9.9
Closing Mark-to-Market Valuation	9.9	Estimated Closing Net Book Value	9.9
Closing Net Book Value	9.9	Estimated Closing Statement	2.6(a)
Code	9.9	Exchange and Paying Agent	2.3
Collective Bargaining Agreement	3.12(e)	Exchange and Paying Agent Agreement	2.3
Company	Preamble	Exchange and Payment Fund	2.3
Company 401(k) Plan	6.5(d)	FDIC	3.1(a)
Company Acquisition Agreement	6.9(a)	Federal Reserve	3.4
Company Bank Subsidiary	1.8	First Certificate of Merger	1.2
Company Benefit Plans	3.11(a)	First Merger	Recitals
Company Board Recommendation	6.3(a)	Form S-4	6.3(c)
Company Bylaws	3.1(a)	GAAP	3.6(a)
Company Certificate	3.1(a)	Governmental Entity	3.4
Company Common Stock	2.1(a)	HCERA	3.11(n)
Company Equity Awards	9.9	Healthcare Reform Laws	3.11(n)
Company Financial Statements	3.6(a)	HIPAA	3.11(c)
Company Health Benefit Plan	3.11(n)	Holders	2.4(a)
Company Indemnified Party	6.7(a)	Intellectual Property	9.9
Company Intellectual Property	3.21(a)	Intervening Event	6.9(c)
Company Policies	3.19	IRS	3.10(j)
Company Special Dividend	5.2(b)	Key Employee Agreements	Recitals
Company Stock Plan	9.9	Key Employees	Recitals
Company Stockholders Meeting	6.3(a)	Knowledge	9.9
Company Subsidiaries	3.1(b)	Law	9.9
Company Subsidiary	3.1(b)	Laws	9.9
Company Tier 1 Leverage Ratio	9.9	Leased Premises	3.20(b)
Confidentiality Agreement	9.9
Continuation Period	6.5(a)

INDEX OF DEFINED TERMS
Section        Section

Letter of Transmittal	2.4(a)	Permitted Encumbrances	3.20(b)
Liability	9.9	Person	9.9
Lien	3.1(b)	Personal Property	3.20(f)
Loan Documentation	9.9	Proxy Statement	6.3(c)
Loan Sale Agreement	3.22(g)	Qualified Plans	3.11(f)
Loan Tape	3.22(b)	Real Property Leases	3.20(a)
Loans	3.22(a)	Regulatory Agencies	3.5
Material Adverse Effect	9.9	Regulatory Agreement	3.15
Material Contract	3.14(a)	Regulatory Approvals	6.1(a)
Materially Burdensome Regulatory Condition	6.1(a)	Reports	3.5
Maximum Amount	6.7(b)	Representative	6.9(a)
Merger Consideration	9.9	Required Regulatory Approval	9.9
Merger Sub	Preamble	Requisite Stockholder Approval	3.3(a)
Merger Sub Common Stock	4.2(b)	Sarbanes-Oxley Act	4.7(b)
Mergers	Recitals	SEC	3.2
Multiemployer Plan	3.11(h)	Second Certificate of Merger	1.2
Multiple Employer Plan	3.11(h)	Second Effective Time	1.2
NASDAQ	3.4	Second Merger	Recitals
Notice Period	6.9(g)	Securities Act	3.2
Obligor	3.22(a)	Severance Plan	6.5(c)
Owned Real Property	3.20(a)	Subsidiary	9.9
Parent	Preamble	Subsidiary Plan of Merger	1.8
Parent 401(k) Plan	6.5(d)	Superior Proposal	6.9(c)
Parent Bank	1.8	Superior Proposal Termination	6.9(f)
Parent Benefit Plan	9.9	Surviving Corporation	Recitals
Parent Capitalization Date	4.2(a)	Surviving Parent Company	Recitals
Parent Disclosure Schedule	Article IV	Takeover Provisions	3.24
Parent Financial Statements	4.8(a)	Target Book Value	9.9
Parent Health Benefit Plan	4.13(g)	Tax	9.9
Parent Intellectual Property	4.14(a)	Tax Return	9.9
Parent Options	4.2(a)	Taxes	9.9
Parent Pension Plan	4.13(d)	TBOC	1.1
Parent Qualified Plans	4.13(c)	Tenant Leases	3.20(a)
Parent SEC Reports	4.7(b)	Termination Fee	8.3
Parent Spring 2017 Dividend	9.9	Time Off Policy	9.9
parties	9.9	Trading Day	9.9
party	9.9	Voting and Support Agreement	Recitals
PDF	9.5	Voting and Support Agreements	Recitals
Permitted Dividends	5.2(b)	Voting Debt	3.2
		WARN Act	3.12(g)

v

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 12, 2017, by and among SOUTHSIDE BANCSHARES, INC., a Texas corporation (“Parent”), ROCKET MERGER SUB, INC., a Texas corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and DIBOLL STATE BANCSHARES, INC., a Texas corporation (“Company”). Certain capitalized terms have the meanings given to such terms in Section 9.9.
RECITALS
WHEREAS, the boards of directors of Company and Parent have determined that it is in the best interests of their respective companies to consummate a strategic business combination transaction pursuant to which Merger Sub will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Company (the “First Merger”), with Company as the surviving corporation (the “Surviving Corporation”), and then immediately after the First Merger and as a part of an integrated plan, the Surviving Corporation will merge with and into Parent (the “Second Merger,” and together with the First Merger, the “Mergers”), with Parent as the surviving corporation (sometimes referred to in such capacity as the “Surviving Parent Company”);
WHEREAS, the board of directors of Company has (a) determined that this Agreement, the Mergers and the transactions contemplated by this Agreement are fair to, advisable and in the best interests of Company and its stockholders, (b) approved this Agreement, the Mergers and the transactions contemplated by this Agreement, (c) directed that the First Merger be submitted for consideration at a meeting of Company stockholders and (d) recommended the approval of the First Merger by Company stockholders at the Company Stockholders Meeting;
WHEREAS, the board of directors of Parent has (a) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of Parent, and (b) approved this Agreement, the Mergers and the other transactions contemplated by this Agreement;
WHEREAS, the board of directors of Merger Sub has (a) determined that this Agreement, the First Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Merger Sub, (b) approved this Agreement, the First Merger and the other transactions contemplated by this Agreement, (c) directed that the First Merger be submitted for approval by Merger Sub’s sole stockholder and (d) recommended the approval of the First Merger by Merger Sub’s sole stockholder;
WHEREAS, Parent (i) in its capacity as the sole stockholder of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub, has approved this Agreement and approved the First Merger and (ii) upon consummation of the First Merger, shall take all actions required for the consummation of the Second Merger and the other transactions contemplated by this Agreement;

WHEREAS, the parties intend that the Mergers will constitute a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, that Company and Parent are parties to such reorganization within the meaning of Section 368(b) of the Code, and that this Agreement constitutes a plan of reorganization;
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the directors of Company and each of the significant stockholders of the Company listed on Schedule A hereto has simultaneously herewith entered into a Voting and Support Agreement substantially in the form attached hereto as Exhibit A (each, a “Voting and Support Agreement” and, collectively, the “Voting and Support Agreements”) in connection with the First Merger; and
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the individuals listed on Schedule B hereto (the “Key Employees”) is entering into an agreement with Parent and Parent Bank (the “Key Employee Agreements”), dated as of the date hereof, to be effective as of (and subject to the occurrence of) the Effective Time.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
Article I
THE MERGERS
1.1    The Mergers. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Texas Business Organizations Code, as amended (the “TBOC”), at the Effective Time, (i) Merger Sub shall merge with and into Company, (ii) the separate corporate existence of Merger Sub shall cease and (iii) Company shall be the Surviving Corporation of the First Merger and shall continue its corporate existence under the TBOC. Immediately following the Effective Time, upon the terms and subject to the satisfaction or waiver of conditions set forth in this Agreement, and in accordance with the TBOC, as part of an integrated plan, (i) the Surviving Corporation shall be merged with and into Parent, (ii) the separate corporate existence of the Surviving Corporation shall cease and (iii) Parent shall be the Surviving Parent Company of the Second Merger and shall continue its legal existence under the TBOC.
1.2    Effective Time.
(a)    On the Closing Date, Parent, Merger Sub and Company shall (i) cause a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Texas in accordance with the TBOC and (ii) make any other filings, recordings or publications required to be made by

Company or Merger Sub under the TBOC in connection with the First Merger. The First Merger shall become effective upon the date and at the time set forth in the First Certificate of Merger (such date and time, the “Effective Time”).
(b)    Immediately following the Effective Time, Parent and Surviving Corporation shall (i) cause a certificate of merger with respect to the Second Merger (as set forth in Section 10.006 of the TBOC, the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) to be duly executed and filed with the Secretary of State of the State of Texas in accordance with the TBOC and (ii) make any other filings, recordings or publications required to be made by Parent or the Surviving Corporation under the TBOC in connection with the Second Merger. The Second Merger shall become effective upon the date and at the time set forth in the Second Certificate of Merger (such date and time, the “Second Effective Time”).
1.3    Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the First Merger (the “Closing”) shall be conducted remotely by delivery of the applicable deliveries contemplated by this Agreement to be delivered at Closing, commencing at 10:00 a.m., Central time, on a date no later than three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction of such conditions and the continued satisfaction or waiver of all other conditions set forth in Article VII), or such other date, time or place as mutually agreed to by the parties (including Closing by facsimile or “PDF” electronic mail transmission exchange of executed documents or signature pages) (the “Closing Date”).
1.4    Governing Documents. At the Effective Time, the certificate of formation and bylaws of Company in effect immediately prior to the Effective Time shall be the certificate of formation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law. At the Second Effective Time, the certificate of formation and bylaws of Parent in effect immediately prior to the Second Effective Time shall be the certificate of formation and bylaws of the Surviving Parent Company until thereafter amended in accordance with applicable Law.
1.5    Directors and Officers.
(a)    The First Certificate of Merger will provide that, at the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation. The First Certificate of Merger will provide that, at the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, until the earlier of their resignation or removal, or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.
(b)    At the Second Effective Time, the directors of Parent immediately prior to the Second Effective Time shall continue to serve as the directors of the Surviving Parent

Company from and after the Second Effective Time in accordance with the certificate of formation and bylaws of the Surviving Parent Company. The officers of Parent immediately prior to the Second Effective Time shall be the officers of the Surviving Parent Company from and after the Second Effective Time, until the earlier of their resignation or removal, or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.
(c)    Immediately following the Closing, Parent shall (i) expand the size of its board of directors by two members, (ii) choose two current members of Company’s board of directors, at least one of whom will be an independent director, to serve as directors of Parent and (iii) upon receiving consent from such Persons to serve, appoint two current directors of Company, at least one of whom will be an independent director, to serve as directors of Parent, who will be appointed to serve a term that expires at the Annual Meeting of Shareholders in 2018, and the nominating committee of Parent’s board of directors shall consider in good faith the nomination for re-election of each such director, one of which will be considered for re-election for a term that expires at the Annual Meeting of Shareholders in 2020 and the other director will be considered for re-election for a term that expires at the Annual Meeting of Shareholders in 2019.
1.6    Tax Consequences. It is intended that the Mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement constitutes, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing Date, each party hereto shall use its commercially reasonable efforts to cause the Mergers to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
1.7    Effects of the Mergers. At and after the Effective Time, the First Merger shall have the effects set forth in this Agreement and in the relevant provisions of the TBOC. At and after the Second Effective Time, the Second Merger shall have the effects set forth in this Agreement and in the relevant provisions of the TBOC.
1.8    Bank Merger. Immediately following the Second Effective Time, First Bank and Trust East Texas, a Texas banking association and, prior to the Second Effective Time, wholly owned subsidiary of Company (the “Company Bank Subsidiary”), will merge (the “Bank Merger”) with and into Southside Bank, a Texas banking association and wholly owned subsidiary of Parent (“Parent Bank”). Parent Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence under the name “Southside Bank”, and, following the Bank Merger, the separate corporate existence of the Company Bank Subsidiary shall cease. The parties agree that the Bank Merger shall become effective immediately after the Second Effective Time. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, in substantially the form set forth in Exhibit B hereto (the “Subsidiary Plan of Merger”). In order to obtain the necessary Regulatory Approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications for such

Regulatory Approvals: (a) Company shall cause the Company Bank Subsidiary to approve the Subsidiary Plan of Merger; Company, as the sole stockholder of the Company Bank Subsidiary, shall approve the Subsidiary Plan of Merger; and Company shall cause the Subsidiary Plan of Merger to be duly executed by the Company Bank Subsidiary and delivered to Parent; and (b) Parent shall cause Parent Bank to approve the Subsidiary Plan of Merger; Parent, as the sole stockholder of Parent Bank, shall approve the Subsidiary Plan of Merger; and Parent shall cause Parent Bank to duly execute and deliver the Subsidiary Plan of Merger to Company. Prior to the Second Effective Time, the Surviving Corporation and Parent shall cause the Company Bank Subsidiary and Parent Bank to execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately after the Second Effective Time.
ARTICLE II
MERGER CONSIDERATION
2.1    Conversion of Shares in the First Merger. At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub, Company or the holder of any of the following securities:
(a)    Conversion of Shares of Merger Sub Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of Company (“Company Common Stock”).
(b)    Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Dissenting Shares) shall be converted into the right to receive the Per Share Merger Consideration.
(i)    “Aggregate Cash Consideration” means the amount of cash equal to $25,000,000, which amount shall be (i) decreased by the after-tax amount paid by Company to holders of Company Equity Awards that utilize the “cashless exercise feature” of such Company Equity Awards and upon such cashless exercise receive payment of an amount in cash equal to the excess of the aggregate fair market value at the time of such exercise of the Company Common Stock subject to the Company Equity Awards over the aggregate purchase price for such shares of Company Common Stock, and (ii) subject to further adjustment as provided herein.
(ii)    “Aggregate Stock Consideration” means 5,535,000 validly issued, fully paid and nonassessable shares of Parent Common Stock, subject to adjustment as provided herein (together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.4(f)).

(iii)    “Company Outstanding Share Number” shall mean the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to any valid exercises of outstanding Company Equity Awards prior to the Effective Time).
(iv)    “Parent Common Stock” shall mean the common stock, par value $1.25 per share, of Parent.
(v)    “Per Share Cash Consideration” means the amount of cash (rounded to the nearest whole cent) equal to the quotient of (A) the Aggregate Cash Consideration (as it may be adjusted herein), divided by (B) the Company Outstanding Share Number.
(vi)    “Per Share Merger Consideration” means the sum of (A) the Per Share Cash Consideration plus (B) the Per Share Stock Consideration.
(vii)    “Per Share Stock Consideration” means the number of shares of Parent Common Stock (rounded to the nearest ten-thousandth of a share) equal to the quotient of (A) Aggregate Stock Consideration (as it may be adjusted herein), divided by (B) the Company Outstanding Share Number.
(c)    Cancellation of Certain Shares of Company Common Stock. All shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are owned directly by Parent or Company or a Subsidiary of Company (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Parent or Company in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the “Cancelled Shares”).
(d)    Adjustments to Prevent Dilution. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or Company, respectively, shall occur (or for which the relevant record date will occur) as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (other than the Parent Spring 2017 Dividend), an appropriate and proportionate adjustment shall be made to the Aggregate Stock Consideration, the Per Share Stock Consideration and other dependent items, as applicable.
(e)    Dissenters’ Rights. Any shares of Company Common Stock (“Dissenting Shares”) as to which the holder has perfected their rights as dissenting shareholders in accordance with the procedures set forth in the TBOC (a “Dissenting Stockholder”) shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBOC and shall not be converted into or represent the right to receive the Merger Consideration with respect to such Dissenting Shares unless and until such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such

Dissenting Stockholder’s right to dissent from the Merger under the TBOC. Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the TBOC. Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.
(f)    No Effect on Parent Common Stock. Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding immediately after the Effective Time.
2.2    Cancellation of Shares in the Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the Surviving Corporation or the holder of any of the following securities:
(a)    Cancellation of Shares of Surviving Corporation Stock. Each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall automatically be retired and shall cease to exist, and no consideration shall be paid, nor shall any other payment be made or right inure with respect thereto in connection with or as a consequence of the Second Merger.
(b)    No Effect on Parent Common Stock. Each share of Parent Common Stock issued and outstanding immediately prior to the Second Effective Time shall remain issued and outstanding and shall not be affected by the Second Merger.
2.3    Deposit of Merger Consideration. Promptly after the Effective Time, but no later than one (1) Business Day after the Effective Time, Parent shall deposit (or cause to be deposited) to Computershare Trust Company or another bank or trust company selected by Parent and reasonably acceptable to Company (the “Exchange and Paying Agent”) pursuant to an agreement, the terms of which shall be reasonably acceptable to Company, entered into prior to the Closing (the “Exchange and Paying Agent Agreement”), for exchange in accordance with this Article II: (a) the number of shares of Parent Common Stock sufficient to deliver the Aggregate Stock Consideration; (b) to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.4(f); and (c) cash in an amount equal to the Aggregate Cash Consideration (as adjusted by the Closing Adjustment in accordance with Section 2.6) (with such deposits collectively referred to herein as the “Exchange and Payment Fund”), and Parent shall instruct the Exchange and Paying Agent to timely deliver the Merger Consideration in accordance with this Agreement.
2.4    Delivery of Merger Consideration.
(a)    As soon as reasonably practicable after the Effective Time, but no later than five (5) Business Days after the Effective Time, the Exchange and Paying Agent shall mail to each holder of record immediately prior to the Effective Time (collectively, the “Holders”) of certificates representing shares of Company Common Stock (“Certificates”) that were converted into the right to receive the Merger Consideration pursuant to Section 2.1 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s)) to the Exchange and Paying Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange and Paying Agent and Parent), the terms of which shall be reasonably acceptable to Company (the “Letter of Transmittal”), and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration and any dividends or other distributions to which such Holder is entitled pursuant to Section 2.4(c).
(b)    Upon surrender to the Exchange and Paying Agent of its Certificate(s), accompanied by a properly completed Letter of Transmittal, the Exchange and Paying Agent shall mail to such Holder of Company Common Stock, promptly after the Effective Time, but no later than ten (10) Business Days after the Exchange and Paying Agent’s receipt of such Certificate(s) accompanied by a properly completed Letter of Transmittal, the Merger Consideration in respect of the shares of Company Common Stock represented by its Certificate(s). Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration (and any dividends or other distributions to which such Holder is entitled pursuant to Section 2.4(c)) upon surrender of such Certificate in accordance with, this Article II.
(c)    No dividends or other distributions with respect to Parent Common Stock shall be paid to the Holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate in accordance with this Article II, the Holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of Parent Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock issuable with respect to such Certificate.
(d)    After the Effective Time, there shall be no transfers on the stock transfer books of Company of any shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange and Paying Agent or Company, they shall be cancelled and exchanged for the Merger Consideration in accordance with Section 2.1 and the procedures set forth in this Article II.

(e)    In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of Company, the Merger Consideration shall be delivered in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered Holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable.
(f)    Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or other distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of Company who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the volume weighted average price per share (calculated to the nearest one one-hundredth of a cent) of Parent Common Stock on the NASDAQ (based on “regular way” trading on the NASDAQ only) for the last full Trading Day immediately preceding the Closing Date, as calculated by Bloomberg Financial LP under the function “VWAP,” by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such Holder at the Effective Time and rounded to the nearest one ten-thousandth when expressed in decimal form) of Parent Common Stock to which such Holder would otherwise be entitled to receive pursuant to Section 2.1. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(g)    The Exchange and Paying Agent (or, subsequent to the first anniversary of the Effective Time, Parent) shall be entitled to deduct and withhold from any portion of the Merger Consideration such amounts as the Exchange and Paying Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that the amounts are so withheld by the Exchange and Paying Agent or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange and Paying Agent or Parent, as the case may be.
(h)    Any portion of the Exchange and Payment Fund that remains unclaimed by the stockholders of Company as of the first anniversary of the Effective Time shall be returned to Parent. Any former stockholders of Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration and any unpaid dividends and other distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon, subject to the requirements of abandoned property, escheat or similar Laws. Notwithstanding the foregoing, none of Parent, Company, the Exchange and Paying Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.
(i)    The Exchange and Paying Agent shall invest any cash included in the Exchange and Payment Fund as directed by Parent, on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to holders of Certificates pursuant to this Article II. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.
(j)    In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange and Paying Agent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary (not to exceed the amount of the Merger Consideration relating to such lost, stolen or destroyed Certificate) as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange and Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
(k)    Subject to the terms of the Exchange and Paying Agent Agreement, Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of any Letter of Transmittal and compliance by any Company stockholder with the procedures and instructions set forth herein and therein, (ii) the issuance and delivery of the whole number of shares of Parent Common Stock into which shares of Company Common Stock are converted in the First Merger and (iii) the method of payment of the cash in lieu of fractional shares of Parent Common Stock.
(l)    In the case of outstanding shares of Company Common Stock that are not represented by Certificates, the parties shall make such adjustments to this Article II as are necessary or appropriate to implement the same purpose and effect that this Article II has with respect to shares of Company Common Stock that are represented by Certificates.
2.5    Company Equity Awards.
(a)    Pursuant to the Company Stock Plan and the individual award agreements granted thereunder, all outstanding Company Equity Awards shall terminate as of the Effective Time, and shall thereafter be null and void.
(b)    Prior to the Effective Time, the board of directors of Company (or, if appropriate, any committee administering the Company Stock Plan) shall adopt such resolutions or take such other actions as may be required to effect the transactions described in this Section 2.5.
2.6    Closing Adjustment.
(a)    As of a date that is not less than ten (10) Business Days prior to the Closing Date, Company shall deliver to Parent a statement setting forth the Estimated Closing Net Book Value (the “Estimated Closing Statement”). If the parties are unable to resolve any dispute related to the calculations set forth in the Estimated Closing Statement within five (5) Business Days after the date Company submits such calculation to Parent, Company and Parent shall submit the calculation of the Estimated Closing Net Book Value to an independent accounting firm as shall be mutually agreed in writing by the parties for review and resolution of any and all matters which remain in dispute. The independent accounting firm shall reach a final resolution of all matters and shall furnish such resolution in writing to Company and Parent as soon as practicable, but in no event more than ten (10) Business Days after such matters have been referred to the independent accounting firm. Such resolution shall be made in accordance with this Agreement and will be conclusive and binding upon Company and Parent. The resolution reached by the parties or the independent accounting firm in accordance with this Section 2.6 will constitute the final calculation of the Closing Net Book Value. The costs for the independent accounting firm to reach such resolution shall be shared equally by Company and Parent.
(b)    For purposes of this Agreement, the Closing Adjustment means, if the Closing Net Book Value is less than the Target Book Value, a downward dollar-for-dollar adjustment to the Aggregate Cash Consideration in an amount equal to the difference between the Closing Net Book Value and the Target Book Value; provided that the Closing Adjustment shall be Zero Dollars ($0.00) if the Closing Net Book Value equals or exceeds the Target Book Value.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY
Except as disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Company delivered herewith (the “Disclosure Schedule”) (provided that each exception set forth in the Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure, without the need to examine underlying documentation referenced in, but not attached to, the Disclosure Schedule), Company hereby represents and warrants to Parent and Merger Sub as follows:
3.1    Corporate Organization.
(a)    Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization. The deposit accounts of the Company Bank Subsidiary are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by Company Bank Subsidiary when due. Company and each of its Subsidiaries has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Company and each of its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company. True and complete copies of Company’s certificate of formation, as amended (the “Company Certificate”), and bylaws of Company, as amended (the “Company Bylaws”), and the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of each Company Subsidiary, in each case as in effect as of the date of this Agreement, have previously been furnished or made available to Parent. Neither Company nor any of its Subsidiaries is (i) in violation of any of the provisions of the Company Certificate or the certificate of formation of such Subsidiary, as applicable, or (ii) in violation of any of the provisions of the Company Bylaws or the bylaws of such Subsidiary, as applicable.
(b)    Section 3.1(b) of the Disclosure Schedule sets forth a complete and correct list of all the Subsidiaries of Company (each a “Company Subsidiary” and collectively the “Company Subsidiaries”). Section 3.1(b) of the Disclosure Schedule also sets forth the number and owner of all outstanding capital stock or other equity securities of each such Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, or contracts, commitments, understandings or arrangements by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe to, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements. All of the outstanding shares of capital stock or other securities evidencing ownership of Company Subsidiaries are validly issued, fully paid and nonassessable and such shares or other securities are owned by Company or another of its Subsidiaries free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind (“Lien”) with respect thereto. Except for its interests in Company Subsidiaries, its ownership of marketable securities and as set forth on Section 3.1(b) of the Disclosure Schedule, Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest or other equity interest in any Person.
3.2    Capitalization    . The authorized capital stock of Company consists of 1,000,000 shares of Company Common Stock and 1,000,000 shares of cumulative preferred stock, par value $5.00 per share. As of the date of this Agreement, there are (a) 844,480 shares of Company Common Stock issued and outstanding, (b) 57,613 shares of Company Common Stock held in treasury, (c) 21,466 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Equity Awards and (d) no other shares of capital stock or other voting securities of Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote (“Voting Debt”) of Company. No trust preferred or subordinated debt securities of Company are issued or outstanding. Other than as set forth in Section 3.2 of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Company, or otherwise obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder (the “Securities Act”), any such securities. Company is not a party to any voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of Company, and, to the Knowledge of Company, there are no such agreements to which any director, executive officer or holder of more than 5% of Company Common Stock is a party. Section 3.2 of the Disclosure Schedule sets forth a true, correct and complete list of the aggregate number of shares of Company Common Stock issuable upon the exercise of each Company Equity Award outstanding as of the date of this Agreement and the holder and exercise price, if applicable, for each such Company Equity Award. Other than as set forth in Section 3.2 of the Disclosure Schedule, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding.
3.3    Authority; No Violation.
(a)    Company has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the First Merger, have been duly, validly and unanimously authorized by the board of directors of Company, the board of directors of Company has resolved to recommend to Company’s stockholders the approval of the First Merger and all necessary corporate action in respect thereof on the part of Company has been taken, subject to the approval by the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock (the “Requisite Stockholder Approval”) and the filing of the Certificates of Merger with and acceptance for record of the Certificates of Merger by the Secretary of State of the State of Texas. The Requisite Stockholder Approval is the only vote of the holders of securities of Company required to approve the First Merger. This Agreement has been duly and validly executed and delivered by Company. Assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Enforceability Exceptions”).
(b)    The Company Bank Subsidiary has full corporate power and authority and is duly authorized to consummate the applicable transactions contemplated by this Agreement. The consummation of the applicable transactions contemplated hereby, including the Bank Merger, have been duly and validly authorized by the board of directors of the Company Bank Subsidiary, and the board of directors of the Company Bank Subsidiary has authorized all necessary corporate action in respect thereof on the part of the Company Bank Subsidiary, including the filing of the Bank Merger Certificates.
(c)    Neither the execution and delivery of this Agreement by Company nor the consummation by Company or any of its Subsidiaries of the transactions contemplated hereby, nor compliance by Company or any of its Subsidiaries with any of the terms or provisions hereof, will, subject to obtaining the Requisite Stockholder Approval, (i) violate any provision of the Company Certificate or Company Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any Company Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained and/or made, (A) violate any Law, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of Company or any of its Subsidiaries or approval or consummation of transactions contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, trust preferred or other subordinated debt security, license, lease, agreement, contract, or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or the loss of benefits which, have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company.
3.4    Consents and Approvals. Except for (a) the filing of any required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the FDIC, and the Texas Department of Banking, and approval of or non-objection to such applications, filings and notices, (b) compliance with any applicable requirements of the Securities Act, including the Proxy Statement and Form S-4 in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (c) the filing of the Certificates of Merger with the Secretary of State of the State of Texas pursuant to the TBOC, (d) the filing of the Bank Merger Certificates, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (f) approval of listing of such shares of Parent Common Stock on the NASDAQ Global Select Market (“NASDAQ”), and (g) such other notices, consents, approvals, non-objections, waivers, authorizations, applications, filings or registrations the failure of which to be obtained or made would not be reasonably likely to be, individually or in the aggregate, material to Company, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any foreign, federal, state or local court, administrative agency, arbitrator or commission or other governmental, prosecutorial, regulatory, self-regulatory authority or instrumentality (each, a “Governmental Entity”) are required to be made or obtained by Company or any of its Subsidiaries in connection with (i) the execution and delivery by Company of this Agreement or (ii) the consummation of the transactions contemplated hereby.
3.5    Reports. Company and each of its Subsidiaries have filed (or furnished, as applicable) all material reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (“Reports”), that they were required to file (or furnish, as applicable) since January 1, 2014 with (a) the Federal Reserve, the FDIC and the Texas Department of Banking and any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over Company and its Subsidiaries (together with such agencies having jurisdiction over Parent and its Subsidiaries, collectively, the “Regulatory Agencies”) and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments, individually or in the aggregate, that would not reasonably be expected to be material to Company and its Subsidiaries, taken as a whole. Any such Report regarding Company or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Company and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Company, examination or investigation by, any Regulatory Agency into the business or operations of Company or any of its Subsidiaries. There are no material unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations of Company or any of its Subsidiaries.

3.6    Financial Statements.
(a)    Set forth in Section 3.6 of the Disclosure Schedule are copies of the consolidated financial statements (including, in each case, any related notes thereto) of Company and its consolidated Subsidiaries (i) as of December 31, 2015 and 2016, and for the years ended December 31, 2014, 2015 and 2016, together with the unqualified reports thereon of Axley & Rode, LLP, dated February 22, 2016, and Briggs & Veselka Co., dated February 24, 2017 and (ii) as of and for the three months ended March 31, 2016 and 2017 (the “Company Financial Statements”). Each of the Company Financial Statements: (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (ii) except as set forth in Section 3.6 of the Disclosure Schedule, fairly presented in all material respects the consolidated financial position of Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of Company’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments and the absence of footnotes as permitted by GAAP. Since January 1, 2014, Company’s auditor has not delivered an adverse opinion or a disclaimer of opinion, and no opinion of Company’s auditor was qualified or modified as to uncertainty, audit scope, or accounting principles. During the two fiscal years and any subsequent interim period preceding the resignation or dismissal of Axley & Rode, LLP, there were no disagreements with the former auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of the former auditor, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. To the Knowledge of Company, there are no facts or circumstances that would impair Company’s ability to obtain consent from each of Axley & Rode, LLP and Briggs & Veselka Co. to reference such firm under the caption “Experts” in the Form S-4 and related prospectus of Parent and to the inclusion therein of its reports on the Company Financial Statements.
(b)    Company and each of its Subsidiaries has established and maintains a system of internal accounting controls that is sufficient to provide reasonable assurance (i) regarding accountability for assets and the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that transactions are executed, and receipts and expenditures of Company and its Subsidiaries are made, only in accordance with authorizations of management and the board of directors of Company, and (iii) regarding the detection of fraud and the prevention or timely detection of the unauthorized acquisition, use or disposition of Company’s and its Subsidiaries’ assets that could have a material effect on Company’s financial statements. The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company and its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that is not, and would not reasonably be expected to be, material to the system of internal account controls described in the preceding sentence.

(c)    Since January 1, 2014, Company has not identified, and has not disclosed to Company’s auditors and the audit committee of the board of directors of Company, (i) any significant deficiencies and material weaknesses in the design or operation of internal accounting controls that could adversely affect in any material respect Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal accounting controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.
(d)    Since January 1, 2012, neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, employee, auditor, accountant or other representative of Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
(e)    The books and records kept by Company and its Subsidiaries are in all material respects complete and accurate and have been maintained in accordance with applicable Laws and accounting requirements. The Company Financial Statements have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries.
(f)    Neither Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Company or any of its Subsidiaries in Company’s or such Subsidiary’s financial statements.
3.7    Undisclosed Liabilities. The consolidated balance sheet of Company dated as of December 31, 2016 (the “Balance Sheet Date”), contained in the Company Financial Statements is hereinafter referred to as the “Balance Sheet.” Neither Company nor any of its Subsidiaries has any liabilities of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) other than liabilities that (i) are reflected or reserved against on the Balance Sheet (including in the notes thereto), (ii) were incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by this Agreement or (iii) have not been, and are not reasonably likely to be, individually or in the aggregate, material to Company.
3.8    Absence of Certain Changes or Events. From the Balance Sheet Date to the date of this Agreement, (a) Company and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practice, (b) Company has not taken any of the actions that Company has agreed not to take or permit its Subsidiaries to take from the date hereof through the Effective Time pursuant to Section 5.2, and (c) there has not been any Material Adverse Effect on Company.
3.9    Legal Proceedings. Except as set forth on Section 3.9 the Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of Company, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries. There is no material outstanding injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries. To the Knowledge of Company, there is no basis on which any litigation or other proceeding is currently pending, or on which any litigation or other proceeding could be brought, against Company or any of its Subsidiaries that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company or that could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby.
3.10    Taxes and Tax Returns.
(a)    Company and each of its Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) all federal, state, foreign and local income Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all material respects) and has duly and timely paid or caused to be paid on its behalf all Taxes shown as due on such Tax Returns and all other material Taxes due and required to be paid by it prior to the date hereof (whether or not shown to be due on such Tax Returns). Through the Balance Sheet Date, Company and its Subsidiaries do not have any material liability for Taxes in excess of the amount reserved or provided for on the Company Financial Statements. The unpaid Taxes of Company and its Subsidiaries did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability set forth on the face of the Balance Sheet (rather than in any notes thereto), and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company and its Subsidiaries.
(b)    No jurisdiction where Company and its Subsidiaries do not file a Tax Return has ever made a claim in writing that any of Company or any of its Subsidiaries is required to file a Tax Return in such jurisdiction.
(c)    No Tax Liens are currently in effect with respect to any of the assets of Company and its Subsidiaries, other than Permitted Encumbrances.
(d)    There are no audits, examinations, disputes or proceedings pending or, to the Knowledge of Company, threatened with respect to Company or any of its Subsidiaries relating to Taxes, or claims or assessments for any Taxes of Company or any of its Subsidiaries.

(e)    All material Taxes required to be withheld, collected or deposited by or with respect to Company and each of its Subsidiaries, with respect to any employee, independent contractor, creditor, stockholder, or other party, have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity. Company and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to deposits) and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code.
(f)    Neither Company nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).
(g)    Neither Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreements or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.
(h)    Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (ii) has any liability for the Taxes of any Person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.
(i)    Neither Company nor any of its Subsidiaries has been, within the past two (2) years, part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, or a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.
(j)    Since January 1, 2012, neither Company nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Company or any of its Subsidiaries, and the Internal Revenue Service (“IRS”) has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by Company or any Subsidiary).
(k)    Neither Company nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in accounting method.
(l)    Neither Company nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income as a result of any (i) adjustment required by a change in method of accounting, (ii) closing agreement, (iii) intercompany transaction, (iv) installment sale or open transaction disposition made on or prior to the Effective Time, or (v) prepaid amount received, on or prior to the Effective Time.

(m)    No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Entity with respect to Company or any of its Subsidiaries.
(n)    Neither Company nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(o)    Neither Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(p)    Neither Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code or any comparable provision of state Tax Law.
3.11    Employee Benefit Plans.
(a)    Section 3.11(a) of the Disclosure Schedule sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, welfare, retirement, severance, change-in-control or other compensatory or benefit plans, programs, policies or arrangements and all retention, bonus, employment, termination, severance or other contracts or agreements to which Company or any of its Subsidiaries or any of their respective ERISA Affiliates (as hereinafter defined) is a party, with respect to which Company or any of its Subsidiaries or any of their respective ERISA Affiliates has any current or future obligation, contingent or otherwise, or that are maintained, contributed to or sponsored by Company or any of its Subsidiaries or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries or any of their respective ERISA Affiliates (all such plans, programs, policies, arrangements, contracts or agreements, whether or not listed in Section 3.11(a) of the Disclosure Schedule, collectively, the “Company Benefit Plans”). No Company Benefit Plan provides compensation or benefits exclusively or primarily to non-U.S. employees.
(b)    Company has delivered or made available to Parent true, correct and complete copies of the following (as applicable): (i) the written document evidencing each Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years, (iii) the most recently received IRS determination letter or opinion letter, as applicable, if any, relating to a Company Benefit Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Company Benefit Plan, (v) the most recent summary plan description, if any, for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all summaries of material modifications thereto, (vi) all material correspondence with the U.S. Department of Labor, the IRS, or any other Governmental Entity received by the Company Benefit Plan or any ERISA Affiliate in the last three years with respect to any Company Benefit Plan, (vii) all amendments, modifications or material supplements to any Company Benefit Plan, (viii) any related trust agreements, insurance contracts or documents of any other funding arrangements that are currently in effect (or for which there is any Liability) relating to a Company Benefit Plan, and (ix) summary benefit coverage statement for any Company Benefit Plan that is a group health plan. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Company Benefit Plans that have been adopted or approved nor has Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plans.
(c)    Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code (including all applicable aspects of the Patient Protection and Affordable Care Act, as amended) as well as the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”). Each Company Benefit Plan that constitutes a group health plan subject to Code § 4980H is prepared to determine and offer affordable minimum coverage to full-time employees as required to avoid the excise taxes under Code § 4980H. Neither Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the U.S. Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and to the Knowledge of Company, there are no material plan defects that would qualify for correction under any such program.
(d)    Except as set forth in Section 3.11(d) of the Disclosure Schedule, all contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, as to current or prior plan years, have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company in accordance with GAAP.
(e)    Each Company Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (A) complies and, at all times after December 31, 2008 has complied, both in form and operation, in all material respects with the requirements of Section 409A of the Code and the final regulations and other applicable guidance thereunder and (B) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the U.S. Department of the Treasury and the IRS. No assets set aside for the payment of benefits under any “nonqualified deferred compensation plan” are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

(f)    Section 3.11(f) of the Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”). The IRS has issued a favorable determination letter or, in the case of a prototype plan, an opinion letter, with respect to each Qualified Plan and the related trust that has not been revoked nor has revocation been threatened, and, to the Knowledge of Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. Each trust created under any Qualified Plan is exempt from Tax under Section 501(a) of the Code and neither Company nor any of its Subsidiaries is aware of any circumstances that could result in the revocation of the exemption. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.
(g)    No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Neither Company nor any ERISA Affiliates is or has ever been obligated to make contributions to an employee benefit plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code on behalf of any of its employees or former employees.
(h)    No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”). Neither Company nor any ERISA Affiliate is or has ever been, within the last seven (7) years, obligated to make any contributions to, or has any liability under, any Multiemployer Plan or Multiple Employer Plan.
(i)    Except those Company Benefit Plans listed on Section 3.11(i) of the Disclosure Schedule, neither Company nor any of its Subsidiaries or ERISA Affiliates sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. Company and each of its Subsidiaries and ERISA Affiliates have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for health (including retiree health) or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit Company’s or such Subsidiary’s or ERISA Affiliate’s right to amend, terminate or modify any such benefits.
(j)    Except as set forth in Section 3.11(j) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider (including early termination rights or penalties) of Company or any of its Subsidiaries, or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits, including pursuant to Section 2.5) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code.
(k)    Except as set forth in Section 3.11(k) of the Disclosure Schedule, there are no pending claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Knowledge of Company, no threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations and no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any material Liability of Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the U.S. Department of the Treasury, the U.S. Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party. No Company Benefit Plan is under audit or the subject of an investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of Company, threatened.
(l)    With respect to any Company Benefit Plan, neither Company nor any of its ERISA Affiliates has engaged in any “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Code that would result in a Tax or penalty imposed by either Section 4975 of the Code or Section 502(c), (i), or (l) of ERSIA. Neither Company nor any administrator of fiduciary of a Company Benefit Plan (or any agent of the foregoing) has engaged in any transaction, or acted or failed to act in any manner with respect to such Company Benefit Plan, that could subject Company or any of its Subsidiaries or ERISA Affiliates to any direct or indirect Liability (by indemnity, directly or otherwise) for breach of any fiduciary, co-fiduciary or any other duty under ERISA.
(m)    Except as set forth on Section 3.11(m) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (or will not upon termination of employment within a fixed period of time following such consummation) (A) entitle any employee, director or consultant to severance pay, unemployment compensation or any other payment, or (B) accelerate the time of payment or vesting or increase the amount of payment with respect to any compensation due to any employee, director or consultant.
(n)    Company and each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Company Health Benefit Plan”) (i) is currently in compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“ACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”) and all regulations and guidance issued thereunder (collectively, with ACA and HCERA, the “Healthcare Reform Laws”), and (ii) has been in compliance with applicable Healthcare Reform Laws since March 23, 2010. No event has occurred, and no condition or circumstances exist, that could reasonably be expected to subject Company or any of its Subsidiaries or any Company Health Benefit Plan to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provisions of the Healthcare Reform Laws.
(o)    No written or, to the Knowledge of Company, oral representation or communication with respect to any aspect of a Company Benefit Plan has been made to any employee that is not in accordance with the written or otherwise pre-existing terms and provisions of such plans.
(p)    Except as set forth in Section 3.11(p) of the Disclosure Schedule, any Company Benefit Plan can be terminated without resulting in any liability to Company or any of its Subsidiaries for any additional contributions, penalties, premiums, fees, fines, excise taxes, or any other charges or liabilities.
(q)    There does not now exist, nor do any circumstances that could result in, any Controlled Group Liability that would be a liability of Company, its Subsidiaries or any of their ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069, 4204 or 4212 of ERISA.
3.12    Labor Matters.
(a)    Company and each of its Subsidiaries are and, since January 1, 2012, have been in compliance, in all material respects, with all applicable Laws governing the employment of labor, including, without limitation, all contractual commitments and all such laws relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; background checks and other consumer reports regarding employees and applicants; employment practices; affirmative action; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; and workers’ compensation; including, without limitation, the Age Discrimination in Employment Act; the Older Workers’ Benefit Protection Act; Title VII of the Civil Rights Act of 1964; 42 U.S.C. § 1981; the Civil Rights Act of 1991; ERISA; the Fair Labor Standards Act; the Americans with Disabilities Act; the Occupational Safety and Health Act; the Family Medical and Leave Act; the Genetic Information Nondiscrimination Act; the National Labor Relations Act; the Equal Pay Act; the Fair Credit Reporting Act; the Worker Adjustment and Retraining Notification Act; Executive Order 11246, the Rehabilitation Act, the Vietnam Era Veterans Readjustment Assistance Act, and all other Laws governing affirmative action and other employment-related obligations on federal contractors and subcontractors; EEO and VETS 100/4212 reporting obligations; the Immigration Reform and Control Act; and all similar applicable Laws to the extent such Laws apply to Company or any of its Subsidiaries.
(b)    Company and each of its Subsidiaries: (i) have taken reasonable steps to properly classify and treat all of their employees and independent contractors; (ii) have taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable Law; (iii) have maintained legally adequate and suitable records regarding the service of all of their employees, including, where required by applicable Law, records of hours worked; (iv) are not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (v) have withheld, remitted, and reported all material amounts required by Law or by agreement to be withheld, remitted, and reported with respect to wages, salaries and other payments to any current or former independent contractors or employees; and (vi) are not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).
(c)    There are no, and since January 1, 2012, there have been no, pending or, to the Knowledge of Company, threatened lawsuits, arbitrations, administrative charges, controversies, grievances or claims by any employee, independent contractor, former employee, or former independent contractor of Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity or arbitration board or panel relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; background checks and other consumer reports regarding employees and applicants; or classification of employees, consultants and independent contractors.
(d)    There are no, and since January 1, 2012, there have been no, pending or, to the Knowledge of Company, threatened investigations or audits by any Governmental Entity relating to the employment practices of Company or any of its Subsidiaries, including without limitation investigations or audits relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; background checks and other consumer reports regarding employees and applicants; or classification of employees, consultants and independent contractors.
(e)    Neither Company nor any of its Subsidiaries is a party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreement or arrangement with any labor union, trade union or labor organization (collectively, a “Collective Bargaining Agreement”). There are no Collective Bargaining Agreements that pertain to any of the employees of Company or any of its Subsidiaries, and no employees of Company or any of its Subsidiaries are represented by any labor union, trade union or labor organization with respect to their employment with Company or any of its Subsidiaries. To the Knowledge of Company, no labor union, trade union, labor organization or group of employees of Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Company has no knowledge of any organizing activities with respect to any employees of Company or any of its Subsidiaries. There has been no actual or, to the Knowledge of Company, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries is engaged in, or during the past four years has engaged in, any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws.
(f)    Neither Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Neither Company nor any of its Subsidiaries has received within the past four years any notice of intent by any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation relating to Company or any of its Subsidiaries and, to the Knowledge of Company, no such investigation is in progress.
(g)    Since January 1, 2012, neither Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Company or any of its Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Company or any of its Subsidiaries; and neither Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. No employee of Company or any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) since six (6) months prior to the Closing Date.
(h)    To the Knowledge of Company, (i) no Company Employee, nor any independent contractor with whom Company has contracted, is in violation of any term of any employment contract, consulting contract, non-disclosure agreement, common law non-disclosure obligation, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to employment with, or provision of services to, Company or to confidential or proprietary information, Intellectual Property, competition or related matters; and (ii) the continued employment by Company of the Company Employees, and the performance of the contracts with Company by its independent contractors, will not result in any such violation. Company has not received any notice alleging that any such violation has occurred within the past five (5) years.
(i)    Company has made available to Parent all material written personnel policies, rules and procedures applicable to employees that have been adopted by Company.
(j)    To the Knowledge of Company, each employee working for Company or any of its Subsidiaries in the United States is a United States citizen or has a current and valid work visa or otherwise has the lawful right to work in the United States. Company or one of its Subsidiaries, as applicable, has in its files a Form I-9 that, to the Knowledge of Company, was completed in accordance with applicable Law for each employee for whom such form is required under applicable Law.
(k)    Section 3.12(k)(i) of the Disclosure Schedule sets forth a true, correct and complete listing, as of the date specified therein, of the name of each Person employed by Company or any of its Subsidiaries, together with such employee’s position or function, annual base salary or wage, status as “exempt” or “nonexempt” for employment classification purposes, accrued vacation and sick leave as of May 13, 2017 and any incentive, severance or bonus arrangements with respect to such employee and any severance payable to such employee upon termination of employment. Section 3.12(k)(ii) of the Disclosure Schedule sets forth a true, correct and complete listing, as of the date specified therein, of the name of each Person engaged by Company or any of its Subsidiaries as an independent contractor, together with such Person’s compensation arrangement with Company or a Subsidiary, and whether such Person has entered into a written agreement with Company or a Subsidiary regarding his or her contractor engagement. The employment of each employee of Company or any of its Subsidiaries and the engagement of each independent contractor of Company or any of its Subsidiaries is terminable at will by Company or a Subsidiary, as applicable, without any penalty, liability, severance obligation or risk of re-characterization into an employment arrangement incurred by Company or any of its Subsidiaries.
3.13    Compliance with Applicable Law.
(a)    Company and each of its Subsidiaries and each of their employees, in their capacities as such (i) hold all material licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties, and (ii) are and have been in compliance with all applicable Law, except for purposes of this clause (ii) only in each case where such noncompliance has not been and is not reasonably likely to be material to Company. Neither Company nor any of its Subsidiaries has Knowledge of, or has, to the Knowledge of Company, since January 1, 2014, received notice of any violation of any of the items under clauses (i) or (ii) above as so qualified.
(b)    Company and each of its Subsidiaries have properly administered all accounts for which Company or any of its Subsidiaries acts as a fiduciary, including accounts for which Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects. None of Company or any of its Subsidiaries or, to the Knowledge of Company, any director, officer or employee of Company or any of its Subsidiaries, has committed any material breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.
(c)    Company and the Company Bank Subsidiary are “well-capitalized” (as such term is defined at 12 C.F.R. 225.2(r) or the relevant regulation of Company’s or such Subsidiary’s primary federal bank regulator), and “well managed” (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of Company’s or such Subsidiary’s primary federal bank regulator), and the rating of the Company Bank Subsidiary under the Community Reinvestment Act of 1997 (“CRA”) is no less than “satisfactory.” Neither Company nor the Company Bank Subsidiary has been informed that its status as “well-capitalized,” “well managed” or, in the case of the Company Bank Subsidiary, for CRA purposes, “satisfactory,” will change within one (1) year.
3.14    Material Contracts.
(a)    Except as set forth on Section 3.14 of the Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any of the following (each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether written or oral (and, for the avoidance of doubt, whether or not set forth in the Disclosure Schedule), is referred to as a “Material Contract”):
(i)    any contract or agreement entered into since January 1, 2014 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof) for the acquisition of the securities of, or any material portion of the assets of, any other Person or entity, other than (x) marketable securities and (y) such contracts or agreements entered into in the ordinary course of business consistent with past practice;
(ii)    any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money and any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case (x) with an outstanding principal balance or notional amount in excess of $500,000 and (y) where Company or any of its Subsidiaries is a borrower or guarantor in each case other than (A) agreements evidencing deposit liabilities, trade payables, federal funds purchased, and advances and loans from a Federal Home Loan Bank, (B) securities sold under repurchase agreements and (C) Loans and other contracts or agreements relating to borrowings entered into in the ordinary course of business;
(iii)    any contract or agreement limiting in any material respect the freedom of Company or any of its Subsidiaries or other Affiliates (x) to engage in any line of business or to compete with any other Person or (y) prohibiting Company or any of its Subsidiaries or other Affiliates from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;
(iv)    any contract or agreement with any director, officer or other Affiliate of Company or any of its Subsidiaries (except with respect to loans to, or deposits from, or ordinary banking services provided to, directors, officers and employees entered into in the ordinary course of business and in accordance with all applicable regulatory requirements with respect to it);
(v)    any agreement providing a guarantee, credit enhancement or assumption of indebtedness of any material amount by Company or any of its Subsidiaries, or any similar commitment by Company or any of its Subsidiaries with respect to the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business and issuances of letters of credit in the ordinary course of business;
(vi)    any agreement that by its terms calls for payments by or to Company and its Subsidiaries in excess of $50,000 per annum and would give rise to a right of, or result in, the termination, cancellation, modification or acceleration of any obligation of Company or any of its Subsidiaries, in each case as a result of the announcement or the consummation of the transactions contemplated by this Agreement (with or without notice or lapse of time, or both);
(vii)    any joint venture, stockholders, partnership or similar agreement involving a sharing of profits or losses of a third party relating to Company or any of its Subsidiaries;
(viii)    any employment agreement with any employee or officer of Company or any of its Subsidiaries providing for annual compensation in excess of $100,000;
(ix)    any contract or agreement that by its terms calls for payments by or to Company and its Subsidiaries in excess of $50,000 per annum and contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nation” or similar provision granted by Company or any of its Subsidiaries or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits the ability of Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;
(x)    any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets or properties, or any interest therein, of Company or any of its Subsidiaries, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Company;
(xi)    any material lease or other contract related to owned or leased property, whether real, personal or mixed, tangible or intangible, that by its terms calls for payments in excess of $100,000 per annum;
(xii)    any other contract or agreement for the use or purchase of materials, supplies, goods, services, equipment or other assets not of the type described in clauses (i) – (xi) above which involved the payments by Company or any of its Subsidiaries in the fiscal year ended December 31, 2016, or which could reasonably be expected to involve such payments during the fiscal year ending December 31, 2017, of more than $500,000 (other than pursuant to Loans originated or purchased by Company or any of its Subsidiaries).
(b)    Company and each of its Subsidiaries have performed, in all material respects, all of the obligations required to be performed by them and are entitled to all accrued benefits under, and, to the Knowledge of Company, are not alleged to be in material default in respect of, each Material Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound. Each of the Material Contracts is valid and binding on Company or its applicable Subsidiary and in full force and effect, without amendment, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or any of its Subsidiaries or, to the Knowledge of Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been furnished or made available to Parent.
3.15    Agreements with Regulatory Agencies. Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or, to the Knowledge of Company, is a recipient of any supervisory letter from, or was required by any Regulatory Agency or other Governmental Entity to adopt any board resolutions that requires Company or its Subsidiaries to maintain capital adequacy, or restricts its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the Disclosure Schedule, a “Regulatory Agreement”), nor is there any pending or, to the Knowledge of Company, threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Entity that could reasonably be expected to lead to the issuance of any such Regulatory Agreement to Company or its Subsidiaries.
3.16    Investment Securities    .
(a)    Each of Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with past practices to secure obligations of Company or any of its Subsidiaries and except for such defects in title or Liens that would not be material to Company and its Subsidiaries, taken as a whole. Such securities are valued on the books of Company and each of its Subsidiaries in accordance with GAAP.
(b)    Company and each of its Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Company and each such Subsidiary believes are prudent and reasonable in the context of such businesses.
3.17    Derivative Instruments. Section 3.17 of the Disclosure Schedule lists all Derivative Transactions, whether entered into for the account of Company or any of its Subsidiaries or for the account of a customer of the Company Bank Subsidiary with a notional amount in excess of $1,000,000. All Derivative Transactions: (i) were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable Law and with counterparties believed to be financially responsible at the time; (ii) are legal, valid and binding obligations of Company or its Subsidiaries and, to the Knowledge of Company, each of the counterparties thereto; and (iii) are in full force and effect and enforceable in accordance with their terms (except as enforcement may be limited by the Enforceability Exceptions). Neither Company and its Subsidiaries nor, to the Knowledge of Company, the counterparties to all such

Derivative Transactions, is in material breach, violation or default of any of its obligations under any Derivative Transaction. The financial position of Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in its books and records and the books and records of such Subsidiaries in accordance with GAAP consistently applied.
3.18    Environmental Liability.
(a)    Each of Company and its Subsidiaries and, to the Knowledge of Company (except as set forth in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of Company), any property in which Company or any of its Subsidiaries holds a security interest, is in material compliance with all Environmental Laws. Neither Company nor any of its Subsidiaries has directed, controlled or overseen, or has sought to direct, control or oversee, the management of environmental matters of any borrower or real property securing a Loan.
(b)    There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries, nor to the Knowledge of Company are there governmental or third-party environmental investigations or remediation activities or governmental investigations pending or threatened against Company or any of its Subsidiaries, in each case that seek to impose or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries, of any material liability or obligation arising under any Environmental Law. To the Knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any material liability or obligation on Company.
(c)    To the Knowledge of Company, there has been no release or threatened release of any hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any property currently owned, managed, or operated by Company or any of its Subsidiaries or, during the time of ownership, management, or operation, any property formerly owned, managed, or operated by Company or its Subsidiaries.
(d)    Company and each of its Subsidiaries are not subject to any, order, judgment or decree by or with any Governmental Entity, Regulatory Authority or third party imposing any material liability or obligation with respect to Environmental Law. There has been no written third-party environmental site assessment conducted since January 1, 2012, assessing the presence of hazardous materials located on any property owned or leased by Company or any of its Subsidiaries that is within the possession or control of Company and its Subsidiaries as of the date of this Agreement that has not been made available to Parent prior to the date of this Agreement.
(e)    The representations and warranties made pursuant to this Section 3.18 are the exclusive representations and warranties by Company regarding any environmental matter, including any matter related to Environmental Law.

3.19    Insurance. Company and each of its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations to Company and its Subsidiaries. Company has previously delivered to Parent a true and complete list of all insurance policies applicable and available to Company and each of its Subsidiaries with respect to its business or that are otherwise maintained by or for Company or any of its Subsidiaries (the “Company Policies”) and has provided true and complete copies of all such Company Policies to Parent. There is no claim for coverage by Company or any of its Subsidiaries pending under any of such Company Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Company Policies or in respect of which such underwriters have reserved their rights. Each Company Policy is in full force and effect and all premiums payable by Company or any of its Subsidiaries have been timely paid, by Company or its Subsidiaries, as applicable. Neither Company nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such Company Policies.
3.20    Title to Property.
(a)    Section 3.20(a) of the Disclosure Schedule lists (i) all real property owned by Company or any Company Subsidiary and the owner and location of the property (the “Owned Real Property”); (ii) all leases, subleases, licenses or other contracts pursuant to which Company or any of its Subsidiaries lease land and/or buildings, together with the real property rights (including security deposits), benefits and appurtenances pertaining thereto and rights in respect thereof, including ground leases (the “Real Property Leases”) (and such Schedule identifies which entity is the party to each such agreement, and the location of the applicable property) and (iii) all leases, subleases, licenses or other use agreements between Company or any of its Affiliates, as landlord, sublandlord or licensor, and third parties with respect to Owned Real Property or Leased Premises, as tenant, subtenant or licensee (“Tenant Leases”) (and such Schedule identifies which entity is the party to each such agreement and the location of the applicable property). All such documentation (including all material amendments, modifications, and supplements thereto) has been made available to Parent on or prior to the date hereof.
(b)    Either Company or one of its Subsidiaries (in each instance identified on Schedule 3.20(a) of the Disclosure Schedule) (i) has good and indefeasible title to all Owned Real Properties, free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), (B) Liens for real property Taxes not yet due and payable, (C) easements, restrictions, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and that are filed of record in the county where the Owned Real Properties are located, (D) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (E) zoning, entitlement and other land use and environmental regulations by any Governmental Entity that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and that are of public record ((A) through (E) collectively, “Permitted Encumbrances”), and (ii) has a valid and binding leasehold interest in all parcels of real property leased to Company pursuant to the Real Property Leases (the “Leased Premises”), free and clear of all Liens on the leasehold estate of any nature whatsoever, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases. Since December 31, 2014, none of the Leased Premises or Owned Real Property has been taken by eminent domain (or, to the Knowledge of Company, is the subject of a pending or contemplated taking which has not been consummated). The Owned Real Properties and Leased Premises constitute all interests in real property currently used, occupied or held for use in connection with the business of Company and the Subsidiaries, as the business is currently conducted.
(c)    Subject to the Permitted Encumbrances and Tenant Leases, no Person other than Company and its Subsidiaries has (or will have, at Closing) (i) any right in any of the Owned Real Property or any right to use or occupy any portion of the Owned Real Property or (ii) any right to use or occupy any portion of the Leased Premises. To the Knowledge of Company, all buildings, structures, fixtures and appurtenances comprising part of the Owned Real Property are in material compliance with all zoning and other governmental requirements and are in good operating condition and not in current or imminent need of capital repairs in excess of $25,000 and are sufficient for the purposes to which they are used in the conduct of Company’s and its Subsidiaries’ business. Company and its Subsidiaries do not use in their businesses any real property other than the Owned Real Property and the Leased Premises.
(d)    Each of the Real Property Leases and each of the Tenant Leases is in full force and effect, without amendment and, to the Knowledge of Company, there exists no default or event of default or event, occurrence, condition or act, with respect to Company or any of its Subsidiaries or with respect to the other parties thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder.
(e)    To the Knowledge of Company, Company and its Subsidiaries have operated the Owned Real Property and the Leased Premises, and the continued operation of the Owned Real Property and the Leased Premises in the manner it is used in Company’s and its Subsidiaries’ business will be, in accordance in all material respects with all applicable Laws. Prior to the date hereof, Company has provided to Parent a true, correct and complete copy of each Real Property Lease, Tenant Lease, title policy, survey, environmental report, and any other property condition report related to the Owned Real Property or Leased Premises, in each instance to the extent in the possession of Company or any Subsidiary.
(f)    Except as would not be material to Company, (i) subject to any applicable lease under which Company and its Subsidiaries lease Personal Property, Company and its Subsidiaries have good, valid and marketable title to all of the personal property of Company and its Subsidiaries consisting of the trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies excluding any items consumed or disposed of, but including new items acquired, used or obtained in the ordinary course of the operation of the business of Company and its Subsidiaries (“Personal Property”) and (ii) each of the leases under which Company or any of its Subsidiaries lease Personal Property is valid, and in full force and effect, without default thereunder by the lessee or, to the Knowledge of Company, the lessor.
3.21    Intellectual Property.
(a)    To the Knowledge of Company, Company and each of its Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens all material Intellectual Property used or held for use by Company and any of its Subsidiaries as of the date hereof (collectively, the “Company Intellectual Property”) in the manner that it is currently used by Company and any of its Subsidiaries.
(b)    Except as set forth in Section 3.21 of the Disclosure Schedule, neither Company nor any of its Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party and, to the Knowledge of Company, neither Company nor any of its Subsidiaries has interfered in any material respect with, infringed upon, misappropriated or violated any Intellectual Property rights of any third party. To the Knowledge of Company, no third party has interfered with, infringed upon, misappropriated or violated any Intellectual Property owned by Company. Neither Company nor any of its Subsidiaries has entered into any agreements with third parties relating to any Intellectual Property owned by Company, except in the ordinary course of business.
(c)    Neither Company nor any of its Subsidiaries is a party to any agreement to indemnify any Person against a claim of infringement or misappropriation of any Company Intellectual Property.
3.22    Loans.
(a)    Each loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees, interest-bearing assets, and participations in any of the foregoing) (collectively, “Loans”) payable to Company or any of its Subsidiaries (i) is evidenced by Loan Documentation that is true, genuine and what it purports to be and (ii) represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an “Obligor”) thereunder, and is enforceable against the Obligor in accordance with its terms, subject to the Enforceability Exceptions. Neither Company nor any of its Subsidiaries has entered into any oral modifications or amendments or additional agreements relating to the Loans that are not reflected in its records.
(b)    The information with respect to each Loan set forth in the data storage disk produced by Company from its management information systems regarding the Loans and delivered to Parent prior to the date hereof (the “Loan Tape”), and, to the Knowledge of Company, any third-party information set forth in the Loan Tape is true, correct and accurate in all material respects as of the dates specified therein, or, if no such date is indicated therein, as of the date the information was entered into electronic media.
(c)    (i) Section 3.22(c) of the Disclosure Schedule sets forth a list of all Loans as of the date hereof by Company and its Subsidiaries to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Company or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was below market at the time the Loan was originated and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.
(d)    Each Loan payable to Company or any of its Subsidiaries (i) was originated or purchased by Company or its Subsidiaries and its principal balance as shown on Company’s books and records is true and correct as of the date indicated therein, (ii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor and (iii) complies, and at the time the Loan was originated or purchased by Company or its Subsidiaries complied, including as to the Loan Documentation related thereto, in all material respects, with all applicable requirements of federal, state and local Laws.
(e)    Each outstanding Loan (including Loans held for resale to investors) payable to Company or any of its Subsidiaries has been solicited and originated and is administered and serviced (to the extent administered and serviced by Company or a Company Subsidiary) and the relevant Loan Documentation are being maintained, in all material respects in accordance with Company’s or its Subsidiary’s underwriting and servicing standards and with applicable Law.
(f)    With respect to each Loan payable to Company or any of its Subsidiaries that is secured, Company or its Subsidiary has a valid and enforceable Lien on the collateral described in the Loan Documentation, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by the Enforceability Exceptions).
(g)    None of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans (each a “Loan Sale Agreement”) contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan. There is no pending or, to the Knowledge of Company, threatened cancellation or termination of any Loan Sale Agreement to which Company or any of its Subsidiaries is a party. There is no breach by Company or any of its Subsidiaries under any Loan Sale Agreement, and no third party has exercised or, to the Knowledge of Company, is threatening to exercise its contractual right to require Company or any of its Subsidiaries to repurchase any loan from such third party due to a breach of representation, warranty or covenant by Company or any of its Subsidiaries under a Loan Sale Agreement.

(h)    Company’s allowance for loan losses is, and has been since January 1, 2014, in compliance with Company’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects; provided, however, no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such loans.
(i)    Section 3.22(i) of the Disclosure Schedule identifies each Loan payable to Company or any of its Subsidiaries that (i) as of March 31, 2017, (A) was on non-accrual status, (B) the interest rate terms of which had been reduced and/or the maturity dates of which had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (C) a specific reserve allocation existed in connection therewith, (D) was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 or (E) was contractually past due ninety (90) days or more in the payment of principal and/or interest, or (ii) as of the date of this Agreement is classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import. For each Loan identified in response to clause (i) or (ii) above, Section 3.22(i) of the Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of March 31, 2017.
3.23    Related Party Transactions.
(a)    There are no agreements, contracts, plans, arrangements or other transactions between Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of Company, (iii) Affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other Affiliate of Company, on the other hand, except those of a type available to non-Affiliates of Company generally and compensation or benefit arrangements with officers and directors.
(b)    No stockholder or Affiliate of Company (other than Company and its Subsidiaries) owns any material property or asset used in the conduct of the business of Company and its Subsidiaries.
3.24    Takeover Laws. No anti-takeover, control share, “fair price”, moratorium, interested stockholder or similar Law (collectively, the “Takeover Provisions”) is applicable to this Agreement, either of the Mergers or any of the transactions contemplated hereby (which includes voting thereon by holders of Company Common Stock) under Texas or federal Law.
3.25    Approvals. As of the date of this Agreement, Company has no Knowledge of any reason why all Regulatory Approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.26    Company Information    . None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement and/or in the Form S-4, as applicable, or in any amendment or supplement thereto, will, at the time the Proxy Statement or any such amendment or supplement thereto is first mailed to Company’s stockholders or at the time Company’s stockholders vote on the matters constituting the Requisite Stockholder Approval or at the time the Form S-4 or any such amendment or supplement thereto becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Company in this Section 3.26 with respect to statements made or incorporated by reference in the Proxy Statement or the Form S-4 based on information supplied by Parent or Merger Sub. If at any time prior to the Effective Time any event is discovered by Company or any of its Subsidiaries which is required to be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, Company shall promptly so inform Parent.
3.27    Opinion of Financial Advisor. Company has received the opinion of Hovde Group, LLC, that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the Holders. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified in any respect.
3.28    Broker’s Fees    . Other than Hovde Group, LLC, no broker or finder is entitled to any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or its Subsidiaries. The agreement between Hovde Group, LLC and Company regarding such fees or commissions has been provided to Parent.
3.29    Transaction Expenses. The expenses incurred or to be incurred by Company and its Subsidiaries prior to Closing in connection with the transactions contemplated by this Agreement are not, as of the date of this Agreement, expected to exceed the estimated amount set forth on Section 3.29 of the Disclosure Schedule.
3.30    No Other Representations or Warranties. Company acknowledges and agrees that it (a) has had an opportunity to discuss the business of Parent and its Subsidiaries with the management of Parent, (b) has had reasonable access to the books and records of Parent and its Subsidiaries, (c) has been afforded the opportunity to ask questions of and receive answers from officers of Parent and (d) has conducted its own independent investigation of Parent and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any person on behalf of Parent, Merger Sub or any of their Subsidiaries, other than the representations and warranties of Parent and Merger Sub expressly contained in Article IV of this Agreement. Company acknowledges that neither Parent nor Merger Sub makes any express or implied representations or warranties as to any matter whatsoever except as expressly set forth in Article IV, including with respect to any information furnished, disclosed or made available to Company or its representatives in the course of their due diligence investigation of Parent and the negotiation of this Agreement, or otherwise in connection with the transactions contemplated hereby. The representations and warranties set forth in Article IV are made solely by Parent and Merger Sub, and no representative of Parent or Merger Sub shall have any responsibility or liability related thereto. Except for the representations and warranties in this Article III, neither Company nor any other Person makes any express or implied representation or warranty with respect to Company and its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties, including with respect to any financial projection, forecast, estimate, budget or prospective information relating to Company, any of its Subsidiaries or their respective businesses or any oral or written information presented to Parent or any of Parent’s Affiliates or representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as (a) disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Parent delivered herewith (the “Parent Disclosure Schedule”) (provided that each exception set forth in the Parent Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without the need to examine underlying documentation referenced in, but not attached to, the Parent Disclosure Schedule)) or (b) disclosed in any report, schedule, form or other document filed with the SEC by Parent prior to the date hereof and on or after the date on which Parent filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Parent and Merger Sub, jointly and severally, hereby represent and warrant to Company as follows:

4.1    Corporate Organization. Each of Parent, Merger Sub and Parent Bank is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization. The deposit accounts of Parent Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by Parent Bank when due. Each of Parent, Merger Sub, Parent Bank and their respective Subsidiaries has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent, Merger Sub, Parent Bank and their respective Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not been and is not reasonably likely to be material to Parent. True and complete copies of the certificate of formation and bylaws of Parent, Merger Sub, Parent Bank and their respective Subsidiaries, as in effect as of the date of this Agreement, have previously been furnished or made available to Company. Neither Parent, Merger Sub, Parent Bank nor any of their respective Subsidiaries are in violation of any of the provisions of their respective certificates of formation or bylaws, each as amended.
4.2    Capitalization    .
(a)    The authorized capital stock of Parent consists of 40,000,000 shares of Parent Common Stock, of which, as of June 7, 2017 (the “Parent Capitalization Date”), 28,607,322 shares were issued and outstanding and 2,913,064 shares were held in treasury. On May 4, 2017, the Parent Board declared a stock dividend pursuant to which approximately 715,184 shares of Parent Common Stock will be issued on June 27, 2017 to stockholders of record on May 30, 2017. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the Parent Capitalization Date, there were 2,880,593 shares of Parent Common Stock reserved for issuance upon exercise of options granted as employment inducement awards and under Parent’s equity compensation plans (the “Parent Options”). As of the date of this Agreement, except pursuant to (i) this Agreement; (ii) the Parent Options and (iii) Parent’s equity compensation plans, there were no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Parent, or otherwise obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. As of the Parent Capitalization Date, no Voting Debt of Parent is issued or outstanding. The shares of Parent Common Stock to be issued pursuant to the First Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights. Neither Parent, Merger Sub, Parent Bank nor any of their respective Subsidiaries is currently deferring interest payments with respect to any trust preferred securities or related debentures issued by it or any of its affiliates, all such securities have been paid and will continue to be paid on a current basis as they accrue, there is no default or event of default under, or other breach or violation of, the terms of such securities or any instrument, indenture or other agreement entered into in connection therewith.

(b)    The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (“Merger Sub Common Stock”), of which, as of the date of this Agreement, 1,000 shares were issued and outstanding. All of the issued and outstanding shares of Merger Sub Common Stock (x) have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights and (y) are owned, beneficially and of record, by Parent, free and clear of all Liens. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Merger Sub, or otherwise obligating Merger Sub to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.
4.3    Authority; No Violation.
(a)    Each of Parent and Merger Sub has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved and authorized by all necessary corporate action on the part of Parent and Merger Sub, and other than the approval of Parent in its capacity as the sole shareholder of Merger Sub with respect to the First Merger and the approval of Parent in its capacity as the sole shareholder of Parent Bank with respect to the Bank Merger, there is no required vote of the holders of any securities of Parent or any of its Subsidiaries for the approval of any of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub. Assuming due authorization, execution and delivery by Company, this Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.
(b)    Parent Bank has full corporate power and authority and is duly authorized to consummate the applicable transactions contemplated by this Agreement. The consummation of the applicable transactions contemplated hereby, including the Bank Merger, have been duly and validly authorized by the board of directors of the Parent Bank, and the board of directors of Parent Bank has authorized all necessary corporate action in respect thereof on the part of the Parent Bank, including the filing of the Bank Merger Certificates.
(c)    Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the certificate of formation or bylaws of Parent or Merger Sub, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained and/or made, (A) violate any Law, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, trust preferred or other subordinated debt security, license, lease, agreement, contract, or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or the loss of benefits which have not been and are not reasonably likely to be, individually or in the aggregate, material to Parent.
4.4    Consents and Approvals. Except for (a) the regulatory approvals and non-objections described in Section 3.4(a), (b) compliance with any applicable requirements of the Securities Act, including, the Proxy Statement and Form S-4 in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (c) the filing of the Certificates of Merger with the Secretary of State of the State of Texas pursuant to the TBOC, (d) the filing of the Bank Merger Certificates, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (f) approval of listing of such shares of Parent Common Stock on NASDAQ, and (g) such other notices, consents, approvals, non-objections, waivers, authorizations, applications, filings or registrations the failure of which to be obtained or made would not be reasonably likely to be, individually or in the aggregate, material to Parent, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications or filings or registrations with any Governmental Entity are required to be made or obtained by Parent or any of its Subsidiaries in connection with (i) the execution and delivery by Parent and Merger Sub of this Agreement or (ii) the consummation by Parent and Merger Sub of the transactions contemplated hereby.
4.5    Legal Proceedings. Neither Parent, Merger Sub, nor any of their respective Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of Parent, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent, Merger Sub or any of their respective Subsidiaries. There is no material outstanding injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Parent, Merger Sub or any of their respective Subsidiaries or the assets of Parent, Merger Sub or any of their respective Subsidiaries that would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. To the Knowledge of Parent, there is no basis on which any litigation or other proceeding is currently pending, or on which any litigation or other proceeding could be brought, against Parent, Merger Sub or Parent Bank that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent or that could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby.
4.6    Absence of Certain Changes or Events. From December 31, 2016 to the date of this Agreement, (a) Parent and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practice, (b) Parent has not taken any of the actions that Parent has agreed not to take or permit its Subsidiaries to take from the date hereof through the Effective Time pursuant to Section 5.3, and (c) there has not been any Material Adverse Effect on Parent.
4.7    Reports.
(a)    Parent, Merger Sub and their respective Subsidiaries have filed (or furnished, as applicable) all material Reports that they were required to file (or furnish, as applicable) since January 1, 2014 with the Regulatory Agencies, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish) such Report or to pay such fees and assessments, individually or in the aggregate, that would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. Any such Report regarding Parent or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Parent and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Parent, examination or investigation by, any Regulatory Agency into the business or operations of Parent or any of its Subsidiaries. There are no material unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations of Parent or any of its Subsidiaries. There are no unresolved violations, criticisms or exceptions by any Regulatory Agency relating to any examinations or Reports of Parent or any of its Subsidiaries that would be reasonably likely to materially delay or jeopardize receipt of any required regulatory approval hereunder (including, without limitation, any consent or approval referred to in Section 4.4).
(b)    Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2014 (the “Parent SEC Reports”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Parent SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act applicable to such Parent SEC Reports. None of the Parent SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file with or furnish to the SEC any forms, reports or other documents. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”).

4.8    Financial Statements.
(a)    Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC and GAAP for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments and the absence of footnotes as permitted by GAAP and the applicable rules and regulations of the SEC.
(b)    Parent and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with authorizations of management and the board of directors of Parent, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s and its Subsidiaries’ assets that could have a material effect on Parent’s financial statements.
(c)    Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Parent has disclosed, based on its most recent evaluation of its disclosure controls and procedures prior to the date of this Agreement, to Parent’s auditors and the audit committee of the board of directors of Parent (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(d)    Each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Parent nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries, except as permitted by Section 402 of the Sarbanes-Oxley Act. Parent is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(e)    The books and records kept by Parent and its Subsidiaries are in all material respects complete and accurate and have been maintained in accordance with applicable Laws and accounting requirements. The Parent Financial Statements have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries.
(f)    Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s financial statements.
4.9    Taxes and Tax Returns.
(a)    Each of Parent, Merger Sub and each of their respective Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) all federal, state, foreign and local Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all material respects) and has duly and timely paid or caused to be paid on its behalf all Taxes due and required to be paid by it prior to the date hereof. Through December 31, 2016, Parent, Merger Sub and each of their respective Subsidiaries do not have any liability for Taxes in excess of the amount reserved or provided for on the Parent Financial Statements.
(b)    None of Parent, Merger Sub or any of their respective Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

(c)    Neither Parent, Merger Sub nor any of their respective Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.10    Approvals. As of the date of this Agreement, neither Parent nor Merger Sub knows of any reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.
4.11    Compliance with Applicable Laws.
(a)    Parent, Merger Sub and each of their respective Subsidiaries and each of their employees, in their capacities as such, (i) hold all material licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties, (ii) are and have been in compliance with all applicable Law, except for purposes of this clause (ii) only in each case where such noncompliance has not been and is not reasonably likely to be material to Parent. Neither Parent, Merger Sub nor any of their respective Subsidiaries has, since January 1, 2014, received notice of, and to the Knowledge of Parent there have not been, any violations of any of the above.
(b)    Parent, Merger Sub and each of their respective Subsidiaries have properly administered all accounts for which Parent, Merger Sub or any of their Subsidiaries acts as a fiduciary, including accounts for which Parent, Merger Sub or any of their Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects. None of Parent, Merger Sub or any of their Subsidiaries, or, to the Knowledge of Parent, any director, officer or employee of Parent, Merger Sub or any of their Subsidiaries, has committed any material breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.
(c)    Parent and Parent Bank are “well-capitalized” (as such term is defined at 12 C.F.R. 225.2(r) or the relevant regulation of Parent’s or such Subsidiary’s primary federal bank regulator), and “well managed” (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of Parent’s or such Subsidiary’s primary federal bank regulator), and the rating of the Parent Bank under the CRA is no less than “satisfactory.” Neither Parent nor the Parent Bank has been informed that its status as “well-capitalized,” “well managed” or, in the case of the Parent Bank, for CRA purposes, “satisfactory,” will change within one (1) year.
(d)    Neither Parent nor any of its Subsidiaries is subject or a party to, or has been ordered to pay any civil penalty by, or is a recipient of, a Regulatory Agreement, nor is there any pending or, to the Knowledge of Parent, threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Entity that could reasonably be expected to lead to the issuance of any such Regulatory Agreement to Parent or its Subsidiaries.

4.12    Parent Information. None of the information supplied or to be supplied by Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement and/or in the Form S-4, as applicable, or in any amendment or supplement thereto, will, at the time the Proxy Statement or any such amendment or supplement thereto is first mailed to Company’s stockholders or at the time Company’s stockholders vote on the matters constituting the Requisite Stockholder Approval or at the time the Form S-4 or any such amendment or supplement thereto becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Parent or Merger Sub in this Section 4.12 with respect to statements made or incorporated by reference therein based on information supplied by Company in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4. All documents Parent is required to file in connection with the Proxy Statement and Form S-4 will comply as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act. If at any time prior to the Effective Time any event is discovered by Parent or Merger Sub which is required to be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, Parent and Merger Sub shall promptly so inform Company.
4.13    Employee Benefit Plans.
(a)    Each Parent Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code (including all applicable aspects of the Healthcare Reform Laws, as amended) as well as HIPAA. Neither Parent, Merger Sub nor any of their respective Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the U.S. Department of Labor or any other Governmental Entity with respect to any Parent Benefit Plan, and to the Knowledge of Parent and its Subsidiaries, there are no material plan defect that would qualify for correction under any such program.
(b)    All contributions required to be made to any Parent Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Parent Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Parent in accordance with GAAP.
(c)    The IRS has issued a favorable determination letter or, in the case of a prototype plan, an option letter, with respect to each Parent Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Parent Qualified Plans”) and the related trust that has not been revoked, and, to the Knowledge of Parent, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Parent Qualified Plan or the related trust. Each trust created under any Parent Qualified Plan has been determined to be exempt from Tax under Section 501(a) of the Code and neither Parent nor any of its Subsidiaries is aware of any circumstances that could result in the revocation of the exemption nor has revocation been threatened. No trust funding any Parent Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.
(d)    Each Parent Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (a “Parent Pension Plan”) had, as of the date of its most recent actuarial valuation, assets measured at fair market value at least equal to its “funding target” as that term is defined in Section 430 of the Code. Since the date of the most recent actuarial valuation, no event has occurred that would be reasonably expected to adversely change any such funded status in a material way. Any Parent Benefit Plan that is a Parent Pension Plan has satisfied its “minimum funding standard” within the meaning of Section 412 of the Code or Section 302 or ERISA. All required contributions with respect to any Parent Pension Plan have been timely made and there is no Lien, nor is there expected to be a Lien, under Section 430(k) of the Code or ERISA Section 303(k) or Tax under Section 4971 of the Code. Neither Parent nor any of its Subsidiaries has provided, or is required to provide, security to any of its Parent Pension Plans pursuant to Section 412 of the Code. All premiums required to be paid under ERISA Section 4007 have been timely paid by Parent and its Subsidiaries. No Liability under Title IV of ERISA has been or is expected to be incurred by Parent, Merger Sub or any of their respective Subsidiaries with respect to any Parent Pension Plan currently or formerly maintained by any of them or by any of their ERISA Affiliates that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due).
(e)    There are no pending claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Knowledge of Parent, no threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations and no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Parent Benefit Plans, any fiduciaries thereof with respect to their duties to the Parent Benefit Plans or the assets of any of the trusts under any of the Parent Benefit Plans that could reasonably be expected to result in any material Liability of Parent, Merger Sub or any of their respective Subsidiaries to the Pension Benefit Guaranty Corporation, the U.S. Department of the Treasury, the U.S. Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Parent Benefit Plan, or any other party. No Parent Benefit Plan is under audit or the subject of an investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of Parent and Merger Sub, threatened.
(f)    Neither Parent, Merger Sub nor any of their respective Subsidiaries has engaged in a transaction with respect to any Parent Benefit Plan that would subject Parent or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither Parent nor Merger Sub, to the Knowledge of Parent or Merger Sub, any administrator or fiduciary of a Parent Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner with respect to such Parent Benefit Plan that could subject Parent or any of its Subsidiaries to any direct or indirect Liability (by indemnity, directly or otherwise) for breach of any fiduciary, co-fiduciary or any other duty under ERISA.

(g)    Parent and each Parent Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Parent Health Benefit Plan”) (i) is currently in compliance with Healthcare Reform Laws, and (ii) has been in compliance with applicable Healthcare Reform Laws since March 23, 2010. No event has occurred, and no condition or circumstances exist, that could reasonably be expected to subject Parent or any Parent Health Benefit Plan to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provisions of the Healthcare Reform Laws.
4.14    Intellectual Property
(a)    To the Knowledge of Parent and Merger Sub, Parent, Merger Sub and their respective Subsidiaries each own, or are licensed or otherwise possess rights to use free and clear of all Liens all material Intellectual Property used or held for use by Parent, Merger Sub and their respective Subsidiaries as of the date hereof (collectively, the “Parent Intellectual Property”) in the manner that it is currently used by Parent, Merger Sub and their respective Subsidiaries.
(b)    Except as set forth in Section 4.14 of the Parent Disclosure Schedule, neither Parent, Merger Sub nor any of their respective Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party and, to the Knowledge of Parent and Merger Sub, neither Parent, Merger Sub nor any of their respective Subsidiaries has interfered in any material respect with, infringed upon, misappropriated or violated any Intellectual Property rights of any third party. To the Knowledge of Parent and Merger Sub, no third party has interfered with, infringed upon, misappropriated or violated any Intellectual Property owned by Parent or Merger Sub. Neither Parent, Merger Sub nor any of their respective Subsidiaries has entered into any agreements with third parties relating to any Intellectual Property owned by Parent or Merger Sub, except in the ordinary course of business.
(c)    Neither Parent nor Merger Sub is a party to any agreement to indemnify any Person against a claim of infringement of or misappropriation by any Parent Intellectual Property.
4.15    Environmental Laws.     Parent, Merger Sub and their respective Subsidiaries are in material compliance with all Environmental Laws. To the Knowledge of Parent, Merger Sub and their respective Subsidiaries, there has been no release or threatened release of any hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any property owned or operated by Parent, Merger Sub or any of their respective Subsidiaries or during the time of ownership or operation, any property formerly owned or operated by Parent, Merger Sub or any of their respective Subsidiaries.
4.16    Related Party Transactions. There are no agreements, contracts, plans, arrangements or other transactions between Parent or any of its Subsidiaries, on the one hand, and any (i) officer or director of Parent or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of Parent, (iii) Affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other Affiliate of Parent, on the other hand, except those of a type available to non-Affiliates of Parent generally and compensation or benefit arrangements with officers and directors.
4.17    Available Funds.     Parent and Merger Sub have and will have access, prior to and at the Closing, sufficient funds to consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions contemplated hereby.
4.18    Broker’s Fees    . Except for Keefe, Bruyette & Woods, Inc., none of Parent, Merger Sub, Parent Bank or any of their respective Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.
4.19    Access to Information; Disclaimer.     Each of Parent and Merger Sub acknowledges that Company makes no express or implied representations or warranties as to any matter whatsoever except as expressly set forth in Article III, including with respect to any information furnished, disclosed or made available to Parent, Merger Sub, or their respective representatives in the course of their due diligence investigation of Company and the negotiation of this Agreement, or otherwise in connection with the transactions contemplated hereby. Except for the representations and warranties in this Article IV, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty with respect to Parent, Merger, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent and Merger Sub hereby disclaim any such other representations or warranties, including with respect to any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries or their respective businesses or any oral or written information presented to Company or any of Company’s Affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1    Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the other parties hereto, (a) each of Company and Parent shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization, rights, franchises and other authorizations issued by Governmental Entities and its current relationships with its customers, regulators, employees and other Persons with which it has business or other relationships and (b) each of Company and Parent shall, and shall cause each of its respective Subsidiaries to, take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Company or Parent to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.
5.2    Forbearances of Company. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Disclosure Schedule or as expressly required by this Agreement, Company shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Parent:
(a)    (i) create or incur any indebtedness for borrowed money (other than (1) acceptance of deposits, (2) purchases of Federal funds, (3) Federal Home Loan Bank borrowings of no more than $25,000,000 in the aggregate and with maturity dates of no more than five (5) years, which are used solely to fund new loans, (4) sales of certificates of deposit, (5) issuances of commercial paper, (6) entering into repurchase agreements, and (7) indebtedness with maturities of less than three (3) months to replace expiring indebtedness, each in the ordinary course of business consistent with past practice) or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except, in the case of this clause (ii), in connection with (x) issuances of letters of credit or similar facilities in the ordinary course of business and (y) presentation of items for collection (e.g., personal or business checks) in the ordinary course of business consistent with past practice or in connection with indebtedness incurred pursuant to clause (i) above; provided that Company shall consult with Parent in good faith with respect to any sales of brokered or internet certificates of deposit with a term that exceeds six (6) months;
(b)    (i) adjust, split, combine or reclassify any capital stock or other equity interest, (ii) set any record or payment dates for the payment of any dividends or other distributions on its capital stock or other equity interest or make, declare or pay any dividend or other distribution (except for dividends paid in the ordinary course of business by any direct or indirect wholly owned Company Subsidiary to Company or any other direct or indirect wholly owned Company Subsidiary) or make any other distribution on any shares of its capital stock or other equity interest or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest; provided that Company may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular cash dividends on the shares of Company Common Stock in an amount not in excess of $1.50 per share per quarter; provided further, that the parties shall cooperate in selecting the Effective Time to ensure that, with respect to the period in which the Effective Time occurs, the holders of Company Common Stock do not become entitled to receive both a dividend in respect of their Company Common Stock and a dividend in respect of Parent Common Stock or fail to be entitled to receive any dividend; provided further, that, in addition to the foregoing, if the Closing Date is on or after December 9, 2017, Company may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay, on or after the Determination Date and prior to the Effective Time, a special one-time cash dividend on the shares of Company Common Stock in an amount that, together with any other dividend permitted by this Section 5.2(b)(ii), would not cause the Company Tier 1 Leverage Ratio (calculated in accordance with Schedule D) to be below 8.75% as of the Determination Date (a “Company Special Dividend”); provided that, no less than two Business Days prior to the payment of any such Company Special Dividend, Company shall deliver to Parent a statement setting forth the anticipated calculation of the Company Tier 1 Leverage Ratio (calculated in accordance with Schedule D) after giving effect to such Company Special Dividend and, immediately following payment of the Company Special Dividend, Company shall deliver a certificate to Parent signed by Company’s chief financial officer stating that the Company Tier 1 Leverage Ratio (calculated in accordance with Schedule D) is equal to or greater than 8.75% (the dividends permitted pursuant to this Section 5.2(b)(ii), collectively, the “Permitted Dividends”), (iii) grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of Company’s capital stock or other equity-based compensation or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock, (iv) issue or commit to issue any additional shares of capital stock of Company or sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any Company Subsidiary, other than in connection with the issuance of shares of Company Common Stock upon the exercise of Company Equity Awards outstanding as of the date hereof, or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock, except with respect to the Mergers or the other transactions contemplated by this Agreement;
(c)    sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person other than a direct or indirect wholly owned Company Subsidiary, except (i) subject to Section 5.2(k), sales of Loans, Loan participations and sales of investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Company and (ii) as expressly required by contracts or agreements in force at the date of this Agreement that are set forth in Section 5.2(c) of the Disclosure Schedule;
(d)    (i) acquire direct or indirect control over any business or Corporate Entity, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of Company;
(e)    except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof, (i) (A) hire, transfer or promote any employee of Company or any of its Subsidiaries (or with respect to hiring, who will become an employee of Company or any of its Subsidiaries), who has (or with respect to hiring, will have) target annual compensation of $100,000 or more or (B) terminate the employment of any employee who has target annual compensation of $100,000 or more other than a termination of employment for cause in the ordinary course of business consistent with past practice, (ii) enter into, adopt, amend or terminate any employment, bonus, severance, change-of-control or retirement contract or plan, other than as set forth on Section 5.2(e)(ii) of the Disclosure Schedule, (iii) enter into, adopt, amend or terminate, commence participation in, or agree to enter into, adopt or terminate or commence participation in, any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Company or any of its Subsidiaries, (iv) amend any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Company or any of its Subsidiaries in a manner that would result in any increase in cost to Parent, Company or any of their respective Subsidiaries, other than amendments required to comply with applicable Law and de minimis amendments in the ordinary course of business consistent with past practice or other than as set forth on Section 5.2(e)(iv) of the Disclosure Schedule, (v) increase or agree to increase the compensation or benefits payable to any such individual (including the payment of any amounts to any such individual not otherwise due), (vi) enter into any new, amend or commence participation in any existing collective bargaining agreement or similar agreement with respect to Company or any of its Subsidiaries, (vii) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or (viii) grant any awards or, except as contemplated by this Agreement, accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans, except for such actions with respect to any Company Benefit Plans in the ordinary course of business consistent with past practice;
(f)    (i) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $100,000 individually or $200,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims or (ii) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;
(g)    pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than, subject to Section 5.2(f), in the ordinary course of business consistent with past practice;
(h)    (i) make any change in accounting methods or systems of internal accounting controls (or the manner in which it accrues for liabilities), except as required by

Regulatory Agencies or by changes in GAAP as concurred in by Briggs & Veselka Co., its independent auditors, or (ii) except as may be required by GAAP and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets, including writing-off notes or accounts receivable;
(i)    make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;
(j)    adopt or implement any amendment to the Company Certificate or any changes to the Company Bylaws or the comparable organizational documents of any of its Subsidiaries;
(k)    (i) materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, (ii) invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements or (iii) without previously notifying and consulting with Parent (through Parent’s Treasurer or such other representative as may be designated by Parent), purchase or otherwise acquire any debt security with a remaining term as of the date of such purchase or acquisition of greater than fifteen (15) years for Company’s own account or any Company Subsidiary’s own account;
(l)    enter into, modify, amend or terminate any contract of the sort required to be disclosed pursuant to Section 3.14(a), other than in the ordinary course of business consistent with past practice;
(m)    other than as determined to be necessary or advisable by Company in the good faith exercise of its discretion based on changes in market conditions, change in any material respect its credit policies and collateral eligibility requirements and standards;
(n)    fail to use commercially reasonable efforts to take any action that is required by a Company Regulatory Agreement, or take any action that violates a Company Regulatory Agreement;
(o)    except as required by applicable Law, regulation or policies imposed by any Governmental Entity, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans;
(p)    permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of Company or any Company Subsidiary;
(q)    make, or commit to make, any material capital expenditures other than as disclosed in Company’s capital expenditure budget set forth in Section 5.2(q) of the Disclosure Schedule;
(r)    without previously notifying and consulting with Parent (through Parent’s Chief Credit Officer, Chief Executive Officer or such other representative as may be designated by Parent), (i) renew or extend an existing commitment, except to the extent approved by Company and committed to, in each case prior to the date hereof and set forth in Section 5.2(r) of the Disclosure Schedule, for any Loan relationship having total credit exposure to the applicable borrower, as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $2,000,000, or (ii) make or acquire any Loan or issue a commitment (or amend, renew, restructure or modify in any material respect any existing Loan relationship), that would result in total credit exposure to the applicable borrower (and its Affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $1,000,000;
(s)    take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law;
(t)    knowingly take any action, or fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
(u)    agree to, or make any commitment to, take, or adopt any resolutions of the board of directors of Company in support of, any of the actions prohibited by this Section 5.2.
5.3    Forbearances of Parent. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.3 of the Parent Disclosure Schedule, as expressly required by this Agreement or as required by Law, Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Company:
(a)    amend Parent’s certificate of formation or bylaws or similar governing documents of any of Parent Bank or Merger Sub in a manner that would materially and adversely affect the economic benefits of the First Merger to the holders of Company Common Stock;
(b)    take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law;

(c)    knowingly take any action, or fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(d)    (i) acquire direct or indirect control over any business or Corporate Entity, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, (x) in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of Parent, or (y) if such transaction, together with all other such transactions, is not material to Parent and its Subsidiaries, taken as a whole, and would not reasonably be expected to present a material risk that the Closing Date will be materially delayed or that the Required Regulatory Approvals will be more difficult to obtain;
(e)    with respect to Parent, Parent Bank or Merger Sub, adopt or enter into a plan of liquidation or dissolution; or
(f)    agree to or make any commitment to, take, or adopt any resolutions of the board of directors of Parent in support of, any of the actions prohibited by this Section 5.3.
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1    Regulatory Matters.
(a)    Each of Parent and Company shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to:
(i)    take, or cause to be taken, and assist and cooperate with the other party in taking, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated hereby (including actions required in order to effect the Bank Merger immediately after the Effective Time and to continue any contract or agreement of Company or its Subsidiaries following the Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby); and
(ii)    obtain (and assist and cooperate with the other party in obtaining) any action, non-action, permit, consent, authorization, order, clearance, waiver or approval of, or any exemption by, any Regulatory Agency or other Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement, including the Mergers and the Bank Merger (collectively, the “Regulatory Approvals”).
The parties hereto shall cooperate with each other and prepare and file, as promptly as possible after the date hereof, all necessary documentation, and effect all applications, notices, petitions and filings, to obtain as promptly as practicable all actions, non-actions, permits, consents, authorizations, orders, clearances, waivers or approvals of all third parties and Regulatory Agencies or other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals. Each of Parent and Company shall use their commercially reasonable efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything set forth in this Agreement, under no circumstances shall Parent be required, and Company and its Subsidiaries shall not be permitted (without Parent’s written consent in its sole discretion), to take any action, or commit to take any action, or agree to any condition or restriction, involving Parent, Company or any of their respective Subsidiaries pursuant to this Section 6.1(a) or otherwise in connection with obtaining the foregoing actions, non-actions, permits, consents, authorizations, orders, clearances, waivers or approvals, that would be, or would be reasonably likely to be, individually or in the aggregate, material and adverse to the business of Parent and its Subsidiaries, taken as a whole, or Company and its Subsidiaries, taken as a whole, in each case measured on a scale relative to Company and its Subsidiaries taken as a whole (including, for the avoidance of doubt, any determination by a Regulatory Agency or other Governmental Entity that the Bank Merger may not be consummated as contemplated herein (and without material on-going conditions or restrictions) as of and following the consummation of the Bank Merger, a “Materially Burdensome Regulatory Condition”); provided that, if requested by Parent, Company and its Subsidiaries will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on Company and its Subsidiaries only subsequent and subject to the Closing.
(b)    Subject to applicable Law relating to the exchange of information, Parent and Company shall, upon request, furnish each other with all information concerning Parent, Company and their respective Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.
(c)    Subject to applicable Law (including applicable Law relating to the exchange of information), Company and Parent shall consult with and keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to applicable Law (i) Company and Parent shall promptly furnish each other with copies of non-confidential notices or other communications received by Company, Parent or any of their respective Subsidiaries (or written summaries of communications received orally) from any third party or Governmental

Entity with respect to the transactions contemplated by this Agreement, which communications may be redacted to address reasonable privilege or confidentiality concerns, (ii) Parent shall provide Company a reasonable opportunity to review in advance any proposed non-confidential communication to, including any filings with or other non-confidential written materials submitted to, any Governmental Entity and (iii) Parent shall consider in good faith Company’s views with respect to, and confer in good faith with Company to resolve, any disagreement as to strategy with respect to any non-confidential communication by Company or any of its Subsidiaries with any Governmental Entity or third party relating to the transactions contemplated by this Agreement. Company and Parent shall use their respective commercially reasonable efforts to promptly notify the other party of any meeting or substantive discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions. Any such disclosures may be made on an outside counsel-only basis to the extent required under applicable Law.
6.2    Access to Information.
(a)    Subject to the Confidentiality Agreement and applicable Law, Company agrees to provide Parent and its Representatives and Parent agrees to provide Company and its Representatives, from time to time prior to the Effective Time, such information as one party shall reasonably request with respect to the other party and its Subsidiaries and their respective businesses, financial conditions and operations and such access to the properties, books and records and personnel of the other party and its Subsidiaries as the requesting party shall reasonably request, which access shall occur during normal business hours and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party or its Subsidiaries. Without limiting the foregoing, as soon as reasonably practicable after they become available, but in no event more than 15 days after the end of each calendar month ending after the date hereof, Company shall furnish to Parent (i) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of Company or (if requested by Parent prior to the end of such calendar month) any of its Subsidiaries as of and for such month then ended, (ii) internal management reports showing actual financial performance against plan and previous period and (iii) to the extent permitted by applicable Law, any reports provided to the board of directors of Company or any committee thereof relating to the financial performance and risk management of Company or any of its Subsidiaries. To the extent permitted by applicable Law, Parent shall be entitled to have at least one observer present at each meeting of Company’s and its Subsidiaries’ board of directors and their respective committees, except to the extent the discussions of such boards and committees relate to this Agreement and the transactions contemplated hereby.
(b)    Parent and Company shall comply with, and shall cause their respective Representatives, directors, officers and employees to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

6.3    SEC Filings and Stockholder Approval.
(a)    Subject to the terms of this Agreement, Company shall take all action necessary in accordance with the TBOC, the Company Certificate, the Company Bylaws, and other applicable Law to duly call, give notice of, convene and hold a meeting of stockholders of Company entitled to notice of and vote at the meeting as promptly as practicable after the Form S-4 becomes effective with the SEC for the purpose of obtaining the Requisite Stockholder Approval (such meeting or any adjournment or postponement thereof, the “Company Stockholders Meeting”). Except to the extent that the board of directors of Company shall have effected an Adverse Recommendation Change in compliance with Section 6.9 of this Agreement, or if this Agreement has been terminated, the board of directors of Company shall (i) recommend to Company’s stockholders the approval of the First Merger (the “Company Board Recommendation”), (ii) include the Company Board Recommendation in the Proxy Statement, and (iii) use its commercially reasonable efforts to obtain the Requisite Stockholder Approval of the First Merger. Notwithstanding anything contained herein to the contrary, regardless of whether the board of directors of Company shall have effected an Adverse Recommendation Change, Company shall be required to hold the Company Stockholders Meeting and provide Company stockholders with the opportunity to vote on approval of the First Merger; provided, that Company shall not be required to hold the Company Stockholders Meeting if this Agreement is terminated before the time that the Company Stockholders Meeting is held.
(b)    Merger Sub and Parent, as the sole stockholder of Merger Sub, shall take all action necessary in accordance with the TBOC and its certificate of formation and bylaws to approve and effect the consummation of the Mergers.
(c)    Company shall as promptly as practicable prepare a Proxy Statement relating to the Company Stockholders Meeting (the “Proxy Statement”). Company and Parent shall as promptly as practicable prepare and Parent shall file with the SEC a registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and Parent and Company shall use their respective commercially reasonable efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable after filing. As soon as practicable after the date hereof and in any event prior to filing of the Form S-4, Company shall provide to Parent consolidated financial statements for Company and its consolidated Subsidiaries meeting the requirements of the SEC’s Regulation S-X and Form S-4 and such other financial or other information relating to Company and its Subsidiaries reasonably requested by Parent for inclusion in the Form S-4. Without limiting the foregoing, Company will use its commercially reasonable efforts to obtain the consent of each of Briggs & Veselka Co. and Axley & Rode, LLP to reference such firm under the caption “Experts” in the Form S-4 and related prospectus of Parent and to the inclusion therein of its reports on the Company Financial Statements. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all written correspondence between such party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Mergers. If, at any time prior to the receipt of the Requisite Stockholder Approval, any event occurs with respect to Company, Parent or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a party for inclusion in the Proxy Statement or the Form S-4, which is required to be described in an amendment or supplement to the Proxy Statement or the Form S-4, such party shall promptly notify the other party of such event, and Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Form S-4 and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to Company’s stockholders.
6.4    Public Disclosure. Parent and Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and Company. Thereafter, Parent and Company shall consult with and provide each other with reasonable notice of any press release or other public (or non-confidential) statement or comment prior to the issuance of such press release or such other statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or such other statement or comment prior to such notice except as may be required by applicable Law or rules of, or listing obligations under, an applicable stock exchange.
6.5    Employee Benefit Matters.
(a)    If the Closing Date occurs on or before November 1, 2017, or such later date as may be administratively feasible, from the Closing Date through December 31, 2017 (the “Continuation Period”), Parent shall maintain or cause to be maintained life insurance, accidental death and dismemberment (“AD&D”), long-term disability and medical benefit plans for the benefit of employees (as a group) who are actively employed by Company and its Subsidiaries on the Closing Date and continue to be actively employed after the Effective Time, for so long as they continue to be so actively employed (“Covered Employees”) that provide life insurance, AD&D, long-term disability and medical benefit plans (while a Covered Employee is employed during the Continuation Period) that, in the aggregate, provide benefits that are no less favorable than the life insurance, AD&D, long-term disability, and medical benefits that are generally made available to similarly situated employees of Company and its Subsidiaries immediately prior to the Closing Date.
(b)    If the Closing Date occurs after November 1, 2017 or such later date determined under (a) above, Parent shall maintain benefits during the Continuation Period, as set forth in (a) above and, in addition, for the period from January 1, 2018 through December 31, 2018, Parent shall maintain or cause to be maintained life insurance, AD&D, long-term disability, and medical benefits for the benefit of Covered Employees during this subsequent period that are substantially similar to the life insurance, AD&D, long-term disability, and medical benefits generally made available to similarly situated employees of Company and its Subsidiaries immediately prior to the Closing Date. With respect to any health care plan of Parent or any of its Subsidiaries (other than Company and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Parent shall use commercially reasonable efforts to cause any eligibility waiting periods (applicable prior to the date hereof) under such Parent or Subsidiary plan to be waived with respect to such Covered Employee to the extent that such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time.
(c)    For a one year period beginning on the Closing Date and ending on the first anniversary of the Closing Date, each Covered Employee shall, subject to meeting the applicable eligibility requirements, be eligible to receive benefits upon qualifying terminations of employment that are consistent with the terms of the Severance Pay Plan of First Bank & Trust East Texas (the “Severance Plan”), as in effect immediately prior to the Closing Date.
(d)    Company shall take all board actions necessary to terminate, effective immediately prior to the Effective Time, the First Bank & Trust East Texas 401(k) Profit Sharing Plan (the “Company 401(k) Plan”). As soon as administratively feasible after the Closing Date, the Covered Employees shall be eligible to participate in another cash or deferred arrangement within the meaning of Section 401(k) sponsored by Parent or its Subsidiaries and in which the Covered Employees are eligible (the “Parent 401(k) Plan”) on the same terms and conditions applicable to employees of Parent or any of its Subsidiaries. Following receipt of a favorable determination letter from the IRS confirming that the termination of the Company 401(k) Plan did not adversely affect such plan’s qualification for federal tax purposes, Covered Employees shall be permitted to roll any eligible rollover distributions from the Company 401(k) Plan into the Parent 401(k) Plan. Notwithstanding anything to the contrary herein, Company shall be permitted to make any permitted contributions to the Company 401(k) Plan, in accordance with the terms thereof, for the year (whether partial or complete) in which the Closing occurs immediately prior to the termination of the Company 401(k) Plan, to the extent that such contribution has been properly accrued and reflected in the calculation of Closing Net Book Value as of the Determination Date.
(e)    In the event that the Closing Date occurs prior to the payment of the Covered Employees’ bonuses in respect of the 2017 year, Parent agrees that the Covered Employees shall be eligible to be awarded bonuses with respect to the 2017 year, taking into account Company’s performance for the 2017 performance year, the terms of Company’s applicable bonus plan, and Company’s bonus allocation practice in the ordinary course of business; provided that Company shall have properly accrued for any bonuses earned prior to the Effective Time, along with all associated withholding taxes, and such bonuses and associated withholding taxes have been reflected in the calculation of Closing Net Book Value as of the Determination Date. Following the Effective Time, (i) each Key Employee shall be entitled to receive the compensation and benefits provided for in such Key Employee’s Key Employee Agreement, subject to the terms and conditions thereof, consistent with Section 6.5(e)(i) of the Disclosure Schedule, (ii) to the extent such amounts have been properly accrued and reflected in the Calculation of Closing Net Book Value as of the Determination Date, each Covered Employee listed under the heading “Operations” on Schedule C shall be entitled to receive the compensation and benefits corresponding to that person’s name as set forth on Section 6.5(e)(ii) of the Disclosure Schedule, subject to the terms and conditions set forth thereon, and (iii) to the extent such amounts have been properly accrued and reflected in the Calculation of Closing Net Book Value as of the Determination Date, each employee of Company Bank Subsidiary listed under the heading “Retirement” on Schedule C shall be entitled to payment of the change in control bonus reflected on Section 6.5(e)(iii) of the Disclosure Schedule as of the Effective Time.
(f)    The Company’s Time Off Policies shall terminate as of the Effective Time, at which time the Covered Employees shall become covered by and subject to Parent’s policies regarding vacation time, personal time, and sick leave; provided, that each Covered Employee shall be permitted to rollover and receive credit under Parent’s policies regarding vacation time, personal time, and sick leave for accrued but unused paid leave under Company’s Time Off Policies as of the Closing Date, up to a maximum amount of 40 hours.  At least 60 days prior to the Closing Date, the Company shall take reasonable steps to communicate to all Covered Employees the time off policy transition set forth in this Section 6.5(f).
(g)    Parent shall cause any employee benefit plans of Parent and its Subsidiaries in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate to recognize the service of such Covered Employee with Company or its Subsidiaries for purposes of eligibility, participation and vesting under such employee benefit plan of Parent or any of its Subsidiaries, to the same extent that such service was recognized immediately prior to the Effective Time under a corresponding Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service, (ii) apply for purposes of any retiree medical plans (iii) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation.
(h)    Without limiting the generality of Section 6.5, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Company or any of their respective Affiliates; (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with Parent or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries), or constitute or create an employment agreement with any employee.
(i)    Company shall use commercially reasonable efforts to take the actions set forth in Section 6.5(i) of the Disclosure Schedule as soon as practicable following the date hereof. Company shall be responsible for all fees, expenses and penalties (if any) associated with such actions, which shall be accrued and reflected in the calculation of Closing Net Book Value as of the Determination Date.
6.6    Additional Agreements. Subject to the terms and conditions of this Agreement, each of Company and Parent shall cooperate fully with each other and use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Mergers. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of Company, on the other) or to vest the Surviving Parent Company with full title to all properties, assets, rights, approvals, immunities and franchises of any party to the Mergers, the proper officers and directors of each party and their respective Subsidiaries shall, at Parent’s sole expense, take all such necessary action as may be reasonably requested by Parent.
6.7    Indemnification; Directors’ and Officers’ Insurance    .
(a)    From and after the Effective Time, Parent shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes at or before the Effective Time, a director or officer of Company, or any persons who are or were serving at the request of Company or any of its Subsidiaries as a director, officer, trustee, fiduciary, employee or agent of another entity (including any Company Employee Benefit Plan) (each, a “Company Indemnified Party”) against all judgments, penalties, fines, settlements (which settlement shall require the prior written consent of Parent, which consent shall not be unreasonably withheld), and reasonable expenses actually incurred (including attorneys’ fees), in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative (each, a “Claim”) arising out of actions or omissions occurring at or prior to the Effective Time which were committed by such Company Indemnified Party (including the Mergers and the other transactions contemplated hereby) or in connection with any appearance as a witness, regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the Company Certificate, Company Bylaws, and any agreement between Company and such Company Indemnified Party, each as in effect on the date hereof. Any Company Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any Claim, shall promptly after the Effective Time notify Parent thereof.
(b)    Parent shall maintain in effect for a period of six (6) years after the Effective Time directors’ and officers’ liability insurance and fiduciary insurance policy; provided that (i) Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) in lieu of such obligation, in consultation with Parent, Company may obtain extended reporting period coverage under Company’s existing insurance programs (to be effective as of the Effective Time) with respect to claims arising from facts, events or actions which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided further, that Parent shall not be obligated to make aggregate annual premium payments for such six (6)-year period in respect of such policy (or coverage replacing such policy) which exceed 250% of the annual premium payments on Company’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent shall use its commercially reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.
(c)    The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and their respective heirs and representatives.
6.8    Exchange Listing.     Parent shall use its commercially reasonable efforts to list, prior to the Effective Time, on the NASDAQ, subject to official notice of issuance, the shares of Parent Common Stock to be issued pursuant to the First Merger, and Parent shall give all notices and make all filings with the NASDAQ required in connection with the transactions contemplated herein.
6.9    No Solicitation.
(a)    Except as specifically permitted in this Section 6.9, Company shall not, and shall cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants and other retained representatives (each, a “Representative”) not to, directly or indirectly (i) solicit, initiate, assist or knowingly take any other action to facilitate or encourage (including by way of furnishing non-public information), the submission of any Acquisition Proposal or the making of any proposal that could reasonably be expected to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal, or (iii) approve, recommend, declare advisable or enter into any acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, letter of intent, term sheet or other similar agreement regarding any Acquisition Proposal or requiring Company to abandon, terminate or breach its obligations hereunder or fail to consummate the Mergers (a “Company Acquisition Agreement”).
(b)    Except as specifically permitted in this Section 6.9, the board of directors of Company shall not fail to make at any time required by this Agreement, withdraw, amend, modify or materially qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, or adopt, approve or publicly recommend an Acquisition Proposal, or make any public statement inconsistent with the Company Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, an “Adverse Recommendation Change”).
(c)    As used in this Agreement, (1) “Acquisition Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (or group of Persons) other than Parent or its Subsidiaries, including Merger Sub, relating to, or that is reasonably likely to lead to, any (i) direct or indirect acquisition of assets of Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to twenty percent (20%) or more of the fair market value of Company’s consolidated assets or to which twenty percent (20%) or more of Company’s net revenues or net income on a consolidated basis are attributable, (ii) direct or indirect acquisition of twenty percent (20%) or more of the voting equity interests of Company, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) twenty percent (20%) or more of the voting equity interests of Company, (iv) merger, consolidation, other business combination or similar transaction involving Company or any of its Subsidiaries, pursuant to which such Person would own twenty percent (20%) or more of the consolidated assets, net revenues or net income of Company, taken as a whole, or (v) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by Company, (2) “Superior Proposal” shall mean a bona fide written Acquisition Proposal that the board of directors of Company reasonably determines in good faith (after consultation with outside legal counsel and Company’s financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person or Persons making the proposal, is more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement (taking into account any adjustment to the terms and conditions hereof proposed in writing by Parent in response to any such Acquisition Proposal in accordance with this Section 6.9); provided that, for purposes of the definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “20%” shall be deemed to be references to “a majority,” and (3) “Intervening Event” shall mean a fact, change, development, event or circumstance that was not known to the board of directors of Company on the date of this Agreement (or if known, the consequences of which were not known to or reasonably foreseeable by the board of directors of Company as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the board of directors of Company prior to the time at which Company obtains the Requisite Stockholder Approval and does not relate to any (i) any Acquisition Proposal or (ii) any events or circumstances relating to the Mergers or the other transactions contemplated hereby.
(d)    Notwithstanding Section 6.9(a), prior to the receipt of the Requisite Stockholder Approval, the board of directors of Company, directly or indirectly through any Representative, may participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing and furnish to such third party information relating to Company or any of its Subsidiaries pursuant to an executed confidentiality agreement on terms no more favorable than those in the Confidentiality Agreement (which confidentiality agreement shall not constitute a Company Acquisition Agreement and a copy of which confidentiality agreement shall be promptly provided for informational purposes only to Parent) if (i) the board of directors of Company determines in good faith, after consultation with outside legal counsel and Company’s financial advisor, that the Acquisition Proposal is reasonably likely to result in a Superior Proposal, (ii) the board of directors of Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the board of directors of Company to be in breach of its fiduciary duties under applicable Law, and (iii) Company has notified Parent of the receipt of such Acquisition Proposal as provided in Section 6.9(e).

(e)    Company shall notify Parent promptly (but in no event later than forty-eight (48) hours) after receipt of any Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, or any request for non-public information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries by any Person that has made, or to the Knowledge of Company, may be considering making, an Acquisition Proposal (including any request from a third party to release or to waive the confidentiality or the standstill provisions of any agreement to which Company or any of its Subsidiaries is a party). Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of Company or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. Company shall keep Parent reasonably informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.
(f)    Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Stockholder Approval, and only following compliance with Section 6.9(d), Section 6.9(e) and Section 6.9(g), the board of directors of Company may, if it determines in good faith (after consultation with outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, (i) make an Adverse Recommendation Change (A) in response to a bona fide written unsolicited Acquisition Proposal made after the date hereof or (B) in response to an Intervening Event or (ii) cause or permit Company to terminate this Agreement pursuant to Section 8.1(h) and promptly thereafter enter into a Company Acquisition Agreement with respect to a Superior Proposal (a “Superior Proposal Termination”); provided, that no Adverse Recommendation Change may be made in response to, and Company may not effect a Superior Proposal Termination with respect to, an Acquisition Proposal, unless the board of directors of Company determines in good faith (after consultation with outside counsel and its financial advisors) that such Acquisition Proposal constitutes a Superior Proposal.
(g)    Prior to effecting any Adverse Recommendation Change or a Superior Proposal Termination, (i) Company shall notify Parent in writing, at least three (3) Business Days prior to effecting such Adverse Recommendation Change or Superior Proposal Termination (the “Notice Period”) of its intention to effect such Adverse Recommendation Change or Superior Proposal Termination, which notice shall include the material terms and conditions of any Superior Proposal and the identity of the Person making such proposal (it being understood and agreed that any material amendment to the terms of such Superior Proposal shall require a new Notice Period of at least two (2) Business Days), or, if in response to an Intervening Event, shall include reasonable detail regarding the Intervening Event, (ii) during the applicable Notice Period, Company shall negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement such that the Superior Proposal ceases to be a Superior Proposal or the Adverse Recommendation Change in response to the Intervening Event is no longer necessary, as applicable, and (iii) at the end of the Notice Period, Company’s board of directors shall determine in good faith (after consultation with outside legal counsel and financial advisors) that such Superior Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Parent pursuant to this Section 6.9(g)) or that the Intervening Event continues to necessitate an Adverse Recommendation Change, as applicable.
(h)    Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent and its Representatives) conducted heretofore with respect to any of the foregoing, and shall direct all Persons (other than Parent and its Representatives) who have been furnished confidential information regarding Company in connection with the solicitation of or discussions regarding an Acquisition Proposal within the twelve (12) months prior to the date hereof promptly to return or destroy such information. Company agrees not to, and to cause its Subsidiaries not to, release any third party from, and agrees to enforce, the confidentiality and standstill provisions of any agreement to which Company or its Subsidiaries is a party that remains in effect as of the date hereof, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal; provided, that Company shall not be required to take, or be prohibited from taking, any action otherwise prohibited by this sentence if the board of directors of Company determines in good faith, after consultation with outside legal counsel, that taking such action or failing to take such action, as the case may be, would reasonably be expected to cause the board of directors of Company to be in breach of its fiduciary duties under applicable Law.
(i)    Nothing contained herein shall prevent the board of directors of Company from disclosing to Company’s stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal, if Company determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law. Any such disclosure (other than solely a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change unless the board of directors of Company expressly and concurrently reaffirms the Company Board Recommendation.
6.10    Notification of Certain Actions. Company and Parent shall give prompt notice to the other of any fact, change, event or circumstance known to it that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company or Parent, respectively, or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein.
6.11    Takeover Provisions. No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Provision, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Provision, as now or hereafter in effect.
6.12    Stockholder Litigation. Company shall control, and Company shall give Parent prompt notice of and the opportunity to participate in the defense of, any litigation brought by stockholders of Company against Company and/or its officers or directors relating to the transactions contemplated by this Agreement; provided that Company shall not settle or offer to settle any claim, action, suit, charge, investigation or proceeding against Company, any of its Subsidiaries or any of their respective directors or officers by any stockholder of Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).
6.13    Merger Sub; Parent Subsidiaries; Company Subsidiaries.     Parent shall cause each of Merger Sub and any other applicable Parent Subsidiary to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the First Merger on the terms and conditions set forth in this Agreement. Company shall cause each of the Company Subsidiaries to comply with and perform all of its obligations under or relating to this Agreement.
6.14    Tax Representation Letters. Parent and Company shall (i) use their respective commercially reasonable efforts to obtain the opinions of counsel referred to in Section 7.2(d) and Section 7.3(d), and (ii) deliver to Alston & Bird LLP tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Parent and Company, in form and substance reasonably acceptable to such counsel, containing representations of Parent and Company as shall be reasonably necessary or appropriate to enable Alston & Bird LLP to render opinions on the effective date of the Form S-4 and on the Closing Date, as described in Section 7.2(d) and Section 7.3(d), respectively.
ARTICLE VII
CONDITIONS PRECEDENT
7.1    Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each party to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)    Stockholder Approvals. The Requisite Stockholder Approval shall have been obtained.
(b)    Regulatory Approvals. All Required Regulatory Approvals shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated (and in the case of the obligation of Parent to effect the Closing, no such Required Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Materially Burdensome Regulatory Condition).
(c)    No Injunctions or Restraints; Illegality. No order, injunction, decree or judgment issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers or the other transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Mergers.
(d)    Exchange Listing. The shares of Parent Common Stock to be issued as part of the Merger Consideration upon consummation of the First Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.
(e)    Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Form S-4 nor shall proceedings for that purpose have been threatened.
7.2    Conditions to Obligations of Parent. The obligation of Parent to effect the Closing is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:
(a)    Representations and Warranties. After giving effect to the lead-in to Article III, (i) each of the representations and warranties of Company set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(c)(i), Section 3.8(c) and Section 3.26 of the Agreement shall be true and correct in all respects, except for such failures to be true and correct as are de minimis, at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company.

(b)    Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.
(c)    Officer’s Certificate. Parent shall have received a certificate signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(e) have been satisfied.
(d)    Opinion of Tax Counsel. Parent shall have received an opinion from Alston & Bird LLP, counsel to Parent, dated as of the effective date of the Form S-4, satisfying the requirements of item 601 of Regulation S-K under the Securities Act, and as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Alston & Bird LLP may require and rely upon representations contained in letters described in Section 6.13.
(e)    Material Adverse Effect. No Material Adverse Effect on Company shall have occurred.
(f)    FIRPTA Certificate. Company shall deliver to Parent a certificate, under penalties of perjury, stating that Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h) so that Parent is exempt from withholding any portion of the Merger Consideration thereunder.
(g)    Dissenters’ Rights. The holders of shares representing not more than five percent of the outstanding shares of Company Common Stock shall have demanded or shall be entitled to demand payment of the fair value of their shares as Dissenting Stockholders.
7.3    Conditions to Obligations of Company. The obligation of Company to effect the Closing is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:
(a)    Representations and Warranties. Each of the representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(b)    Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)    Officer’s Certificate. Company shall have received a certificate from Parent signed by an authorized officer of Parent stating that the conditions specified in Section 7.3(a), Section 7.3(b) and Section 7.3(e) have been satisfied.
(d)    Opinion of Tax Counsel. Company shall have received an opinion from Alston & Bird, LLP dated as of the effective date of the Form S-4, satisfying the requirements of item 601 of Regulation S-K under the Securities Act, and as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Alston & Bird, LLP may require and rely upon representations contained in letters described in Section 6.14. The condition set forth in this Section 7.3(d) shall not be waivable after receipt of the Requisite Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.
(e)    Material Adverse Effect. No Material Adverse Effect on Parent shall have occurred.
ARTICLE VIII
TERMINATION AND AMENDMENT
8.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the First Merger by the stockholders of Company:
(a)    by mutual written consent of Company and Parent;
(b)    by either Company or Parent, if the Closing shall not have occurred on or before the End Date (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the direct cause of, or resulted directly in, or materially contributed to, the failure of the First Merger to be consummated by the End Date);
(c)    by either Company or Parent, (i) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable or (ii) if either party receives written notice from or is otherwise advised by a Governmental Entity that it will not grant (or intends to rescind or revoke if previously approved) any Regulatory Approval required to consummate the transactions contemplated under this Agreement without imposing a Materially Burdensome Regulatory Condition on Company or Parent (unless in either case the failure of the party seeking to terminate this Agreement to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the direct cause of, or resulted directly in, or materially contributed to, the issuance of the injunction, prohibition or the failure to obtain such Regulatory Approval or the imposition of the Materially Burdensome Regulatory Condition);
(d)    by Company, if Parent or Merger Sub has breached or is in breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement in any respect, which breach would, individually or together with all such other then-uncured breaches by Parent and Merger Sub, constitute grounds for the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to Parent or by its nature or timing cannot be cured within such time period; provided that Company shall not have the right to terminate this Agreement pursuant to this clause (d) if Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;
(e)    by Parent, if Company has breached or is in breach of any representation, warranty, covenant or agreement on the part of Company contained in this Agreement in any respect, which breach would, individually or together with all such other than uncured breaches by Company, constitute grounds for the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to Company or by its nature or timing cannot be cured within such time period; provided that Parent shall not have the right to terminate this Agreement pursuant to this clause (e) if either Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;
(f)    by either Company or Parent, if the Requisite Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof at which a vote on the approval of the First Merger was taken;
(g)    by Parent, if Company has (i) failed to make the Company Board Recommendation at any time required by this Agreement or has made an Adverse Recommendation Change, (ii) failed to comply in all material respects with its obligations under Sections 6.3(a) and 6.9, or (iii) approved, recommended or endorsed (or in the case of a tender or exchange offer, failed to recommend rejection thereof within ten (10) Business Days after commencement), or proposed or resolved to recommend or endorse (or in the case of a tender or exchange offer, failed to recommend rejection thereof within ten (10) Business Days after commencement), an Acquisition Proposal involving Company; or
(h)    by Company, if Company’s board of directors determines to enter into a Company Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.9(f), but only if Company (A) has complied with all of its obligations pursuant to Section 6.9, (B) pays the Termination Fee pursuant to Section 8.3(c) and (C) enters into such Company Acquisition Agreement promptly after such termination.

8.2    Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.1(a)) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with Article VIII shall be effective immediately upon delivery (unless otherwise provided herein) of such written notice to the other party. In the event of termination of this Agreement pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that (a) Section 6.2(b) (Access to Information (Confidentiality)), Section 8.1 (Termination), Section 8.2 (Notice of Termination; Effect of Termination), Section 8.3 (Termination Fee) and Article IX (General Provisions) shall survive any termination of this Agreement, and (b) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability for fraud or any willful and material breach of any provision of this Agreement.
8.3    Termination Fee.
(a)    In the event that this Agreement is terminated
(i)    by Parent or Company pursuant to Section 8.1(b) and, after the date hereof but prior to termination of this Agreement pursuant to Section 8.1(b), an Acquisition Proposal has been made known to Company’s board of directors,
(ii)    by Parent pursuant to Section 8.1(e) and, after the date hereof but prior to the breach giving rise to such right of termination, an Acquisition Proposal has been made known to Company’s board of directors, or
(iii)    by Company or Parent pursuant to Section 8.1(f) and, prior to the Company Stockholder Meeting, an Acquisition Proposal has been publicly announced, publicly disclosed or otherwise made known generally to Company’s stockholders, or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal, and prior to the date that is twelve (12) months after the date of such termination Company consummates an Acquisition Proposal or enters into a Company Acquisition Agreement, then Company shall on the earlier of the date the transactions contemplated by the Acquisition Proposal are consummated or any such Company Acquisition Agreement is executed or entered into, as applicable, pay Parent a fee equal to $9,000,000 (the “Termination Fee”) by wire transfer of immediately available funds; provided that for purposes of this Section 8.3(a), each reference to 20% in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority.”
(b)    In the event this Agreement is terminated by Parent pursuant to Section 8.1(g), Company shall pay Parent the Termination Fee by wire transfer of immediately available funds to accounts designated by Parent within five (5) Business Days after notice of the termination of this Agreement.

(c)    In the event this Agreement is terminated by Company pursuant to Section 8.1(h), Company shall pay Parent the Termination Fee by wire transfer of immediately available funds to accounts designated by Parent at the time of termination of this Agreement.
(d)    Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by Company pursuant to this Section 8.3, the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement, and under no circumstances shall Company be obligated to pay the Termination Fee on more than one occasion.
8.4    Amendment. Subject to compliance with applicable Law, this Agreement may be amended by Parent and Company; provided that, after any approval of the transactions contemplated by this Agreement by the stockholders of Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires such further approval under applicable Law; provided further that this Agreement may not be amended except by an instrument in writing signed on behalf of Parent and Company.
8.5    Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to exercise any right or to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other matter.
ARTICLE IX
GENERAL PROVISIONS
9.1    No Survival of Representations and Warranties and Agreements. None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit the survival of any covenant or agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.
9.2    Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.
9.3    Notices. All notices and other communications required or permitted to be given hereunder shall be sent to the party to whom it is to be given and be either delivered personally against receipt, by facsimile, email or other wire transmission, by registered or certified mail (postage prepaid, return receipt requested) or deposited with an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)    if to Company, to:
Diboll State Bancshares, Inc.
104 N. Temple Dr.
Diboll, Texas 75941
Attention: H. Jay Shands, III
Fax:    (936) 829-4722
Email:     jshands@fbtet.com
with a copy to (which shall not constitute notice):

Fenimore, Kay, Harrison & Ford, LLP
812 San Antonio Street, Suite 600
Austin, Texas 78701
Attention: Chet A. Fenimore
Fax: (512) 583-5940
Email: cfenimore@fkhpartners.com

(b)    if to Parent or Merger Sub, to:
Southside Bancshares, Inc.
P.O. Box 8444
Tyler, Texas 75711
Attention:     Lee Gibson
Fax:     (903) 535-4508
Email:    lee.gibson@southside.com
with a copy to (which shall not constitute notice):
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
Attention:     Lesley H. Solomon
    and David E. Brown, Jr.
Fax:     (404) 881-7777
Email:    lesley.solomon@alston.com and david.brown@alston.com
All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile, email or other wire transmission, (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one (1) Business Day after being deposited with a reputable overnight courier.
9.4    Interpretation. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (d) the word “or” shall not be exclusive and (e) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule or the Parent Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule or the Parent Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedule or the Parent Disclosure Schedule is or is not material for purposes of this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate applicable Law.
9.5    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document form” (“PDF”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
9.6    Entire Agreement. This Agreement (including the Disclosure Schedule and the Parent Disclosure Schedule, the other Schedules and Exhibits and the other documents and the instruments referred to herein), the Voting and Support Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
9.7    Governing Law; WAIVER OF JURY TRIAL.
(a)    This Agreement shall be governed and construed in accordance with the Laws of the State of Texas, without regard to any applicable conflicts of law principles thereof that would result in the application of the laws of any other jurisdiction.

(b)    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.
9.8    Specific Performance    . The parties agree that substantial irreparable damage would occur and would not be adequately remedied by monetary damages in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. Accordingly, each of the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages or otherwise, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives any requirement under any law to post bond or other security as a prerequisite to obtaining or enforcing equitable relief.
9.9    Additional Definitions. In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.
“Affiliate” shall mean (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and “control,” with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or by any other means.
“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York or Tyler, Texas are authorized or obligated pursuant to legal requirements or executive order to be closed.
“Closing Mark-to-Market Valuation” shall mean the current valuation (net of tax), as of the Determination Date, of all securities in the investment portfolio of Company and its

Subsidiaries, as prepared by Hilltop Securities Inc., using the methodology, procedures and approach consistent with those employed in the December 31, 2016 investment portfolio valuation prepared by Hilltop Securities Inc. for Company and its Subsidiaries.
“Closing Net Book Value” shall mean the unaudited consolidated net stockholders’ equity of Company as of the Determination Date, determined in accordance with GAAP, but without giving effect to any required purchase accounting adjustments required as a result of the transactions contemplated by this Agreement. For purposes of calculating the Closing Net Book Value, Company shall include, without duplication, reductions for: (a) any fees and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement, the Mergers, the Bank Merger and the other transactions contemplated hereby, on an after-tax basis; (b) any legal and accounting fees incurred in connection with this Agreement, the Mergers, the Bank Merger and the other transactions contemplated hereby and any related SEC and regulatory filings, on an after-tax basis; (c) any amounts paid or payable pursuant to Company’s change-in-control bonus pool, on an after-tax basis; (d) except to the extent the Aggregate Cash Consideration has been adjusted pursuant to Section 2.1(b)(i) hereof, the costs, expenses, payments or other amounts paid or payable pursuant to vesting of any Company Equity Awards and any existing employment, salary continuation, deferred compensation or other similar agreements or severance, noncompetition, or retention arrangements between Company or any of its Subsidiaries and any other Person, on an after-tax basis; (e) the Designated Contracts Termination Costs, on an after-tax basis; and (f) the amount of any and all Permitted Dividends, to the extent paid, declared or expected to be paid or declared, prior to the Effective Time. Additionally, the Closing Net Book Value shall reflect the Closing Mark-to-Market Valuation. The Closing Net Book Value may be further adjusted upon the mutual agreement of the parties, provided such adjustment shall be memorialized in a writing signed by all of the parties thereto.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company Equity Awards” shall mean any outstanding Company stock options, restricted shares, restricted stock units, deferred shares, stock appreciation rights, warrants, convertible securities and other similar securities or rights.
“Company Stock Plan” shall mean the Diboll State Bancshares, Inc. Incentive Stock Option 2014 - Plan.
“Company Tier 1 Leverage Ratio” shall mean the quotient of Company’s (i) Tier 1 capital (after giving effect to the amount of any and all Permitted Dividends, to the extent paid, declared or expected to be paid or declared, prior to the Effective Time) and (ii) Company’s 90-day average total consolidated assets and certain off-balance sheet exposures (after giving effect to the amount of any and all Permitted Dividends, to the extent paid, declared or expected to be paid or declared, prior to the Effective Time), as calculated in accordance with Schedule D.
“Confidentiality Agreement” shall mean each of (i) that certain Confidentiality Agreement, dated February 14, 2017, by and between Company and Parent (as it may be amended from time to time) and (ii) that certain Confidentiality Agreement, dated May 3, 2017, by and between Parent and Company (as it may be amended from time to time).
“Controlled Group Liability” shall mean any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (e) under corresponding or similar provisions of foreign Laws, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans listed in Section 3.11(a) of the Disclosure Schedule.
“Corporate Entity” shall mean a bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization.
“Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
“Designated Contracts” shall mean (i) the Master Agreement, dated January 11, 2016, between First Bank & Trust East Texas and Fiserv Solutions, LLC, (ii) the Master Data Processing Services Agreement, dated March 2, 2011, as amended by the Amendment to Master Data Processing Services Agreement, dated March 9, 2011, and the Amendment to Q2 Master Data Processing Services Agreement, dated September 18, 2013, between First Bank & Trust East Texas and Q2 Software, Inc. (iii) the Master Services Agreement, dated July 1, 2014, as amended by Amendment No. 1, dated October 24, 2014, between First Bank & Trust East Texas and Vantiv, LLC and (iv) the Custodian Agreement, dated August 10, 2005, between First Bank & Trust East Texas and SunGard Business Systems, LLC, including all addenda, schedules and exhibits thereto, as amended or supplemented prior to the date hereof.
“Designated Contracts Termination Costs” shall mean the costs, expenses, payments, fees or other amounts paid, or expected to be paid, in connection with the termination of the Designated Contracts, whether or not such Designated Contracts have been terminated prior to or in connection with Closing.
“Determination Date” means the date that is fifteen (15) Business Days prior to the Closing Date.
“End Date” shall mean the date that is the nine (9) month anniversary of the date of this Agreement.

“Environmental Law” shall mean all Laws (including common law), related to pollution, protection of the environment, protection of public health and safety as relating to exposure to pollutants, or natural resources, including, without limitation the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§9601 et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq.
“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Estimated Closing Net Book Value” shall mean Company’s estimate of the Closing Net Book Value, delivered to Parent in accordance with Section 2.6.
“Intellectual Property” shall mean any or all of the following and all rights in, arising out of or associated with: all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and, in each case, any applications therefore, mask works, websites, know how, trade secrets, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material of a Person.
“Knowledge” with respect to Company, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.9 of the Disclosure Schedule and with respect to Parent and Merger Sub, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.9 of the Parent Disclosure Schedule.
“Law” or “Laws” shall mean any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, legally binding policy, legally binding guideline or legally binding agency requirement of any Governmental Entity, including common law.
“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.
“Loan Documentation” shall mean all Loan files and all documents included in a Company or its Subsidiaries file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements (including building and loan agreements), guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

“Material Adverse Effect” shall mean, with respect to any party, any event, circumstance, development, change or effect that, individually or in the aggregate is, or is reasonably likely to be, material and adverse to (i) the business, financial condition, assets, liabilities or results of operations of such party and its Subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated hereby; provided that, in the case of clause (i) only, a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in the application of GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in global or national (or any state or territory thereof) political, general economic or market conditions, in each case affecting other companies in the financial services industry, including changes in the credit markets, any downgrades in the credit markets, or adverse credit events or changes in prevailing interest rates, currency exchange rates, or price levels or trading volumes in the United States and including changes to any previously correctly applied asset marks resulting therefrom, (D) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (E) actions or omissions taken with the prior written consent of the other party, (F) any failure, in and of itself, by such party to meet internal or other estimates, projections or forecasts (it being understood that the facts or circumstances giving rise or contributing to the failure to meet estimates, projections or forecasts may be taken into account in determining whether there has been a Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Material Adverse Effect pursuant to any other clause of this definition) or (G) the execution or public disclosure of this Agreement or the transactions contemplated hereby or the consummation thereof, including the impacts thereof on relationships with customers and employees; except, with respect to clauses (A), (B), (C) and (D), if the effects of such change disproportionately affect such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.
“Merger Consideration” means the dollar value of the sum of (A) the Aggregate Cash Consideration plus (B) the Aggregate Stock Consideration, in each case as may be adjusted herein.
“Parent Benefit Plan” shall mean all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, welfare, retirement, severance, change-in-control or other compensatory or benefit plans, programs, policies or arrangements, and all retention, bonus, employment, termination, severance or other contracts or agreements to which Parent or any of its Subsidiaries or any of their respective ERISA Affiliates (as hereinafter defined) is a party, with respect to which Parent or any of its Subsidiaries or any of their respective ERISA Affiliates has any current or future obligation, contingent or otherwise, or that are maintained, contributed to or sponsored by Parent or any of its Subsidiaries or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of Parent or any of its Subsidiaries or any of their respective ERISA Affiliates.

“Parent Spring 2017 Dividend” shall mean the 2.5% stock dividend that was declared by Parent in the second quarter of 2017, consistent with past practice.
“party” or “parties” shall mean Company and Parent.
“Person” shall mean any individual, Corporate Entity or Governmental Entity.
“Required Regulatory Approvals” shall mean each of (i) Federal Reserve approval required by Section 3 of the Bank Holding Company Act (12 USC 1842) and its implementing regulations, including 12 CFR 225.14, (ii) Texas Department of Banking approval pursuant to Texas Finance Code Sec. 202.001, (iii) Bank Merger Approval pursuant to Texas Finance Code Sec. 32.301 and Texas Administrative Code Sec. 15.104, and (iv) Federal Deposit Insurance Corporation approval pursuant to the Bank Merger Act (12 USC 1828(c)).
“Subsidiary” shall mean, when used with respect to any party, any corporation, partnership, limited liability company, association or other business entity of which (i) such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such party is or directly or indirectly has the power to appoint a general partner, manager or managing member.
“Target Book Value” shall mean an amount equal to $100,298,570.
“Tax” or “Taxes” shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, all liabilities with respect to escheat or unclaimed property, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.
“Tax Return” shall mean any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.
“Time Off Policy” shall mean any Company policy, plan or arrangement that provides for employees to accrue vacation time, personal time or sick leave.
“Trading Day” shall mean any day on which the NASDAQ is open for trading.
9.10    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy in any jurisdiction, as to that jurisdiction, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this

Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party, and (d) such terms or other provision shall not affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
9.11    Authorship. The parties agree that the terms and language of this Agreement are the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.
9.12    Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that Parent may assign any of its rights under this Agreement to a direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SOUTHSIDE BANCSHARES, INC.

By:    /s/ Lee Gibson
    Lee Gibson
    Chief Executive Office and President

ROCKET MERGER SUB, INC.

By:    /s/ Lee Gibson
    Lee Gibson
    Chief Executive Officer and President

DIBOLL STATE BANCSHARES, INC.

By:/s/ H. J. Shands III
H. J. Shands, III
Chairman of the Board

1

SCHEDULE A

Stockholders Executing Voting and Support Agreements

1.	H.J. Shands III

2.	Joe C. Denman III

3.	M. Richard Warner

4.	Ellen C. Temple

5.	Charlotte Temple

6.	May K. & Clifford Grum Foundation

7.	James Denman

SCHEDULE B

Individuals Executing Key Employee Agreements

1.	H.J. Shands, III

2.	Joe C. Denman, III

3.	James Denman

4.	Van Watson

5.	James Mize

6.	Todd Tutt

7.	Ernest King

8.	Codie Jenkins

9.	Bradley Browder

10.	Malcolm Deason

11.	Michael Goode

12.	Ryan Reeve

13.	Derrick Kaudelka

14.	Joshua Neal

15.	Ashlyn Cole

16.	Richard Solomon

17.	Jonathan Keller

18.	Corey Ashley

19.	Gary Gardner

20.	John Thannisch

21.	Donna Purser

22.	Jason Wells

23.	John Grigsby

24.	Andrew Mills

25.	Tempestt Parker

26.	Emily Corbett

27.	Crystal Simmons

SCHEDULE C

Individuals Entitled to Change in Control Payments

Operations

1.	Nita Dickerson

2.	Sonia Arellano

3.	Dan Droege

4.	Tammy Head

5.	Cynthia Neal

6.	Joshua Squyres

7.	Mona Melton

8.	Autumn Finchum

9.	Sherri Anthony

10.	Wendy Wright

11.	Sara Lee

12.	Brandon Bozeman

13.	Debra Renee Conwell

14.	Charlotte Parish

15.	Kathy Smith

16.	Rhiannon Lackey

17.	Marsha Day

18.	Jennifer Combs

19.	Juan Ruiz

20.	Cristina Guajardo

21.	Kristy Thompson

22.	Angela Havard

23.	Crystal Jones

24.	Rosa Compean

Retirement

1.	Bennis E. Franks, Jr.

2.	William Bullock

3.	Jimmy Powers

4.	Michael Penry

5.	Elaine Wells

SCHEDULE D

Calculation of Company Tier 1 Leverage Ratio

Common Equity Tier 1 Capital
Common stock plus related surplus, net of treasury stock
PLUS: Retained earnings (after Permitted Dividends)
PLUS: Accumulated other comprehensive income
Common equity tier 1 capital before adjustments and deductions

Common Equity Tier 1 Capital: Adjustments and Deductions
LESS: Goodwill
LESS: Net unrealized gains (losses) on available-for-sale securities
Tier 1 Capital

Total Assets for the Leverage Ratio
Average total consolidated assets (90-day average)
LESS: Goodwill
Total assets for the leverage ratio

Tier 1 Leverage Ratio (Tier 1 Capital/Total Assets for Leverage Ratio)

FORM OF
STOCKHOLDER VOTING AND SUPPORT AGREEMENT
THIS STOCKHOLDER VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of June 12, 2017, by and between SOUTHSIDE BANCSHARES, INC., a Texas corporation (“Parent”), and the undersigned stockholder (“Stockholder”) of Diboll State Bancshares, Inc., a Texas corporation (“Company”).
RECITALS
A.    Concurrently with the execution and delivery hereof, Parent, Rocket Merger Sub, Inc., a Texas corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Company are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into Company (the “First Merger”), with Company as the surviving corporation resulting from the First Merger (the

“Surviving Corporation”), and then immediately after the First Merger and as part of an integrated plan, the merger of the Surviving Corporation with and into Parent (the “Second Merger” and together with the First Merger, the “Mergers”).
B.    Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of such number of shares of each class of capital stock of Company as is indicated on the signature page of this Agreement. [Stockholder is a director of Company.]
C.    As a material inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent has required that Stockholder enter into this Agreement.
NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:
1.Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:
“Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security, or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.
“Shares” means (i) all shares of capital stock of Company owned, beneficially or of record, by Stockholder as of the date hereof, and (ii) all additional shares of capital stock of Company acquired by Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 8 below).
“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation, or suffrage of a lien, security interest, or encumbrance in or upon, or the gift, grant, or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title, or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale, or other disposition, and each agreement, arrangement, or understanding, whether or not in writing, to effect any of the foregoing.

2.Transfer and Voting Restrictions.
(a)    At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Stockholder shall not, except in connection with the Mergers, Transfer or suffer a Transfer of any of the Shares, except for: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers in connection with bona fide estate and tax planning purposes, including transfers to relatives, trusts, and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement; and (c) such other transfers as Parent may otherwise permit in its sole discretion, subject to any restrictions or conditions imposed by Parent in its sole discretion.
(b)    Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, Stockholder will not commit any act that could restrict or affect Stockholder’s legal power, authority, and right to vote all of the Shares then owned of record or beneficially by Stockholder or otherwise prevent or disable Stockholder from performing any of his, her or its obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, Stockholder shall not enter into any voting agreement with any person or entity with respect to any of the Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust, or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting Stockholder’s legal power, authority, or right to vote the Shares in favor of the approval of the Proposed Transaction (as defined in Section 3(a) herein).
3.    Agreement to Vote Shares.
(a)    Prior to the Expiration Date, at every meeting of the stockholders of Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Company, Stockholder (in Stockholder’s capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the persons appointed as proxies pursuant to this Agreement, vote (i) in favor of the adoption of the Merger Agreement and the approval of the First Merger and the other transactions contemplated thereby (collectively, the “Proposed Transaction”), (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Proposed Transaction, and (iii) against any of the following (to the extent unrelated to the Proposed Transaction): (A) any merger, consolidation, or business combination involving Company or any of its subsidiaries other than the Proposed Transaction; (B) any sale, lease, or transfer of all or substantially all of the assets of Company or any of its subsidiaries; (C) any reorganization, recapitalization, dissolution, liquidation, or winding up of Company or any of its subsidiaries; or (D) any other action that is intended, or could reasonably be expected, to result in a breach of any covenant, representation, or warranty or any other obligation or agreement of Company under the Merger Agreement or of Stockholder under this Agreement or otherwise impede, interfere with, delay, postpone, discourage, or adversely affect the consummation of the Proposed Transaction.

(b)    If Stockholder is the beneficial owner, but not the record holder, of the Shares, Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Shares in accordance with Section 3(a).
4.    Grant of Irrevocable Proxy.
(a)    Stockholder hereby irrevocably appoints Parent and each of its executive officers or other designees (the “Proxyholders”), as Stockholder’s proxy and attorney-in-fact (with full power of substitution and resubstitution), and grants to the Proxyholders full authority, for and in the name, place, and stead of Stockholder, to vote the Shares, to instruct nominees or record holders to vote the Shares, or grant a consent or approval in respect of such Shares in accordance with Section 3 hereof and, in the discretion of the Proxyholders, with respect to any proposed adjournments or postponements of any meeting of Stockholders at which any of the matters described in Section 3 hereof are to be considered.
(b)    Stockholder hereby revokes any proxies heretofore given by Stockholder in respect of the Shares.
(c)    Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest, is intended to be irrevocable in accordance with the provisions of Section 21-369(b) of the Texas Business Organizations Code, and may under no circumstances be revoked. The irrevocable proxy granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, or incapacity of Stockholder.
(d)    The Proxyholders may not exercise this irrevocable proxy on any matter except as provided in Section 3 above. Stockholder may vote the Shares on all other matters.
(e)    Parent may terminate this proxy at any time by written notice to Stockholder. Notwithstanding anything to the contrary herein, the proxy granted hereby shall automatically terminate on the Expiration Date.
5.    No Solicitation. In his, her or its capacity as a stockholder of Company, and not in his or her capacity as a director or officer of Company, as applicable (in which capacity Stockholder shall act in accordance with Section 6.9 of the Merger Agreement), Stockholder shall not, directly or indirectly, (a) solicit, initiate, encourage, induce, or facilitate the making, submission, or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (b) furnish any nonpublic information regarding Company or any of its subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (c) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (d) approve, endorse, or recommend any Acquisition Proposal or (e) enter into any letter of intent or similar document or any agreement or contract contemplating or otherwise relating to any Acquisition Proposal.

6.    Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows:
(a)    (i) Except as provided hereunder, and except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various States of the United States and except as would not impair Stockholder’s ability to perform his, her or its obligations under this Agreement, Stockholder is the beneficial or record owner of the shares of capital stock of Company indicated on the signature page of this Agreement free and clear of any and all pledges, liens, security interests, mortgages, claims, charges, restrictions, options, title defects, or encumbrances; and (ii) Stockholder does not beneficially own any securities of Company other than the shares of capital stock and rights to purchase shares of capital stock of Company set forth on the signature page of this Agreement.
(b)    As of the date hereof and for so long as this Agreement remains in effect (including as of the date of the Company Stockholders’ Meeting, which, for purposes of this Agreement, includes any adjournment or postponement thereof), except as otherwise provided in this Agreement, Stockholder has full power and authority to (i) make, enter into, and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4; and (ii) vote all of the Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other person or entity (including any Governmental Entity). Without limiting the generality of the foregoing, Stockholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust, or entered into any arrangement or agreement with any Person limiting or affecting Stockholder’s legal power, authority, or right to vote the Shares on any matter.
(c)    This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The execution and delivery of this Agreement and the performance by Stockholder of the agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any contract to or by which Stockholder is a party or bound, or any Law to which Stockholder (or the Shares or any of Stockholder’s other assets) is subject or bound, except for any such breach, violation, conflict, or default which, individually or in the aggregate, would not reasonably be expected to impair or adversely affect Stockholder’s ability to perform Stockholder’s obligations under this Agreement or render inaccurate any of the representations made herein.
(d)    Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.

7.    Certain Agreements. The undersigned covenants and agrees with Parent, as a material inducement for Parent to enter into the Merger Agreement, that for a period of two years after the Effective Time, the undersigned shall not, without the prior written consent of Parent, (i) directly or indirectly serve as a consultant to, serve as a Management Official of, or be or become a Major Stockholder of, any Financial Institution having an office in any county in the State of Texas in which Company or any of its subsidiaries maintains an office as of the date of this Agreement, (ii) directly or indirectly, on the undersigned’s own behalf or as a principal or representative of any Person, solicit or induce any Protected Employee to terminate his or her employment relationship with Parent or any subsidiary of Parent or to enter into employment with any other Person, (iii) directly or indirectly, on the undersigned’s own behalf or as a principal or representative of any Person, solicit, divert or take away, or attempt to solicit, divert or take away, a Protected Customer for the purpose of providing or selling any product or service provided by Parent or any subsidiary of Parent; provided, that the prohibition of the covenant included in this clause (iii) shall apply only to Protected Customers with whom the undersigned had Material Contact on behalf of Company or any of its subsidiaries during the 18 months immediately preceding the date of this Agreement. “Material Contact” with a Protected Customer shall be deemed to have had existed if the undersigned (x) had material business dealings with the Protected Customer on behalf of Company or any of its subsidiaries, (y) was responsible for supervising or coordinating the dealings between the Protected Customer and Company or any of its subsidiaries, or (z) obtained trade secrets or confidential information about the Protected Customer as a result of his, her or its association with Company or any of its subsidiaries. It is expressly understood that the covenants contained in clause (i) of the second preceding sentence of this Section 7 do not apply to (A) Management Official positions which the undersigned holds with Financial Institutions other than Company or any of its subsidiaries as of the date of this Agreement, (B) securities holdings which cause the undersigned to be deemed a Major Stockholder of a Financial Institution other than Company as of the date of this Agreement, or (C) advisory relationships with a Financial Institution which the undersigned has as of the date of this Agreement or may have after the date hereof solely in the capacity as legal counsel, consultant, accountants or investment advisor. For the purposes of the covenants contained in this Section 7, the following terms shall have the following respective meanings:
(a)    The term “Financial Institution” shall refer to any bank, bank holding company, savings association, savings and loan association, savings and loan holding company, or any other similar financial institution which engages in the business of accepting deposits or making loans or which owns or controls a company which engages in the business of accepting deposits or making loans. It is expressly understood that the term Financial Institution shall include any Financial Institution as defined herein that after the date of this Agreement makes application to an appropriate federal or state regulatory authority for approval to organize.
(b)    The term “Major Stockholder” shall refer to the beneficial ownership of 5% or more of any class of voting securities of such company or the ownership of 5% or more of the total equity interest in such company, however denominated.
(c)    The term “Management Official” shall refer to service of any type which gives the undersigned the authority to participate, directly or indirectly, in policy-making functions of the Financial Institution. This includes, but is not limited to, service as an organizer, officer, director, or advisory director of the Financial Institution.
(d)    The term “Person” shall refer to any individual or any corporation, partnership, joint venture, limited liability company, association, or other entity or enterprise.
(e)    The term “Protected Customer” shall refer to any Person to whom Company or any of its subsidiaries has sold its products or services or solicited to sell its products or services during the 18 months prior to the date of this Agreement.
(f)    The term “Protected Employee” shall refer to any employee of Company or any of its subsidiaries who was employed by Company or any of its subsidiaries on the Effective Date or at any time within 18 months prior to the Effective Date.
8.    Termination. This Agreement shall terminate and be of no further force or effect whatsoever as of the earlier of (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to the terms of Article VIII thereof or (b) the Effective Time (the “Expiration Date”); provided, that (i) Sections 7 and 9 shall survive the Effective Time and (ii) the termination of this Agreement shall not relieve Stockholder from any liability for any breach of any representation, warranty, or covenant contained in this Agreement.
9.    Miscellaneous Provisions.
(a)    Amendments. No amendment of this Agreement shall be effective against any party unless it shall be in writing and signed by Parent and Stockholder.
(b)    Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or any failure or delay on the part of any party in the exercise of any right hereunder, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, or covenants contained in this Agreement. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. Any waiver by a party of any provision of this Agreement shall be valid only if set forth in a written instrument signed on behalf of such party.
(c)    Entire Agreement. This Agreement constitutes the entire agreement between the parties to this Agreement and supersedes all other prior agreements, arrangements, and understandings, both written and oral, between the parties with respect to the subject matter hereof. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.
(d)    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of any laws or legal principles that might otherwise govern under applicable principles of conflicts of law thereof.
(e)    WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(f)    Attorneys’ Fees. In any action at law or suit in equity with respect to this Agreement or the rights of any of the parties, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
(g)    Assignment and Successors. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including Stockholder’s estate and heirs upon the death of Stockholder; provided that, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests, or obligations of the parties may be assigned or delegated by any of the parties without prior written consent of the other parties except that Parent, without obtaining the consent of any other party, shall be entitled to assign this Agreement or all or any of its rights hereunder. No assignment by Parent under this Section 10(g) shall relieve Parent of its obligations under this Agreement. Any assignment in violation of the foregoing shall be void and of no effect.
(h)    No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties) any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.
(i)    Further Assurances. Stockholder agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements, and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement. Stockholder hereby agrees that Parent may publish and disclose in the Form S-4 Registration Statement (including all documents and schedules filed with the SEC) such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments, arrangements, and understandings under this Agreement and may further file this Agreement as an Exhibit to the Form S-4 or in any other filing made by Parent with the SEC relating to the Proposed Transaction. Stockholder agrees to notify Parent promptly of any additional shares of capital stock of Company of which Stockholder becomes the record or beneficial owner after the date of this Agreement.
(j)    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
(k)    Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
(l)    Specific Performance; Injunctive Relief. The parties agree that substantial irreparable damage would occur and would not be adequately remedied by monetary damages in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. Accordingly, each of the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages or otherwise, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives any requirement under any law to post bond or other security as a prerequisite to obtaining or enforcing equitable relief. In addition, any third party participating with the Stockholder or receiving from the Stockholder assistance in violation of this Agreement and of the rights of Parent hereunder, and any such participation by such third party with the Stockholder in activities in violation of the Stockholder’s agreement with Parent set forth in this Agreement may give rise to claims by Parent against such third party and the Stockholder acknowledges that the Stockholder may be responsible for any associated liabilities caused by such third party.
(m)    Notices. All notices and other communications required or permitted to be given hereunder shall be sent to the party to whom it is to be given and be either delivered personally against receipt, by facsimile, email or other wire transmission, by registered or certified mail (postage prepaid, return receipt requested) or deposited with an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent, to the address, e-mail address, or facsimile provided in the Merger Agreement, including to the persons designated therein to receive copies; and (ii) if to Stockholder, to Stockholder’s address, e-mail address, or facsimile shown below Stockholder’s signature on the last page hereof. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with this Section 10(m).
(n)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by telecopy, electronic delivery or otherwise) to the other parties hereto. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document form” (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
(o)    Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.
(p)    Construction. In this Agreement, unless a clear contrary intention appears, (i) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (iii) “or” is used in the inclusive sense of “and/or”; and (iv) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding.”

(q)    Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.
(r)    [Action in Stockholder Capacity Only. Stockholder is entering into this Agreement solely in Stockholder’s capacity as a record holder and beneficial owner, as applicable, of Shares and, except as provided in Section 7, not in Stockholder’s capacity as a director or officer of Company. Nothing herein shall limit or affect Stockholder’s ability to act as an officer or director of Company, or otherwise apply to the obligations of Stockholder to comply with his or her fiduciary duties as a director of Company, and none of the terms of this Agreement shall be deemed to prohibit or prevent any director or executive officer from exercising his or her fiduciary obligations in the context of a Superior Proposal pursuant to Section 6.9 of the Merger Agreement.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

PARENT:

SOUTHSIDE BANCSHARES, INC.
By: _______________________________
Name: _______________________________
Title: _______________________________
Address:
_____________________________________
_____________________________________
_____________________________________
Telephone: (___) _____-________
Facsimile: (___) _____-________
E-mail Address: ___________________

STOCKHOLDER:
By: _______________________________
Name: _______________________________
Title: _______________________________
Address:
_____________________________________
_____________________________________
_____________________________________
Telephone: (___) _____-________
Facsimile: (___) _____-________
E-mail Address: ___________________
Shares Beneficially Owned by Stockholder:
__________ shares of Company Common Stock
__________ Options to acquire Company Common Stock

EXHIBIT B

AGREEMENT AND PLAN OF MERGER OF
FIRST BANK & TRUST EAST TEXAS
WITH AND INTO
SOUTHSIDE BANK
THIS AGREEMENT AND PLAN OF MERGER (“Plan of Merger”) is made and entered into as of ___________ ___, 2017, by and between FIRST BANK & TRUST EAST TEXAS, a bank organized and existing under the laws of the State of Texas with its main office located in Diboll, Texas (“First Bank”), and SOUTHSIDE BANK, a bank organized and existing under the laws of the State of Texas with its main office located in Tyler, Texas (“Southside”).
WHEREAS, Southside and First Bank are wholly owned subsidiaries of Southside Bancshares, Inc., a corporation organized and existing under the laws of the State of Texas (“Parent”); and
WHEREAS, the Boards of Directors of First Bank and Southside are of the opinion that the best interests of their respective banks would be served if First Bank is now merged with and into Southside on the terms and conditions provided in this Plan of Merger.
NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, First Bank and Southside hereby make, adopt and approve this Plan of Merger in order to set forth the terms and conditions for the merger of First Bank with and into Southside Bank.
ARTICLE ONE
DEFINITIONS
Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
1.1    For purposes of the Bank Merger, “Applicable Laws” shall mean Title 12, United States Code, Section 1828(c), and Title 3, Chapter 32, Subchapter D of the Texas Finance Code.
1.2    “Bank Merger” shall mean the merger of First Bank with and into Southside as provided in Section 2.1 of this Plan of Merger.
1.3    “Certificate of Merger” shall mean the Certificate of Merger to be issued by the Texas Department of Banking approving the Bank Merger.
1.4    “Commissioner” shall mean the Commissioner of the Texas Department of Banking.
1.5    “Department” shall mean the Texas Department of Banking.
1.6    “Effective Time” shall mean the date and time on which the Bank Merger becomes effective as specified in the Certificate of Merger.

1.7    “Holdco Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of June 12, 2017, by and among Southside Bancshares, Inc., Rocket Merger Sub, Inc. and Diboll Bancshares, Inc.
1.8    “First Bank Common Stock” shall mean the $10.00 par value common stock of First Bank.
1.9    “Southside Common Stock” shall mean the $2.50 par value common stock of Southside.

ARTICLE TWO
THE BANK MERGER
2.1    Bank Merger. First Bank shall be merged with and into Southside under the Articles of Association of Southside pursuant to the provisions of and with the effect provided in the Applicable Laws. Southside shall be the surviving bank resulting from the Bank Merger and shall continue to conduct its business under the name “SOUTHSIDE BANK.” The Bank Merger shall be consummated pursuant to the terms of this Plan of Merger, which has been approved and adopted by the respective Boards of Directors of Southside Bank and First Bank and by the sole shareholder of First Bank.
2.2    Method of Converting Shares. All of the shares of Southside Common Stock issued and outstanding at the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Bank Merger. At the Effective Time, the certificates representing all of the issued and outstanding shares of First Bank Common Stock shall be surrendered to Southside for cancellation and no consideration shall be issued in exchange therefor.
ARTICLE THREE
EFFECT OF BANK MERGER
3.1    Business of Southside. The business of Southside from and after the Effective Time shall continue to be that of a Texas chartered bank. The business shall be conducted from its main office located in Tyler, Texas and at its legally established branches as set forth in Schedule 3.1, which shall also include the main office and all branches, whether in operation or approved but unopened, of First Bank at the Effective Time.
3.2    Assumption of Rights. At the Effective Time, the separate existence and corporate organization of First Bank shall be merged into and continued in Southside, as the surviving bank of the Bank Merger. All rights, franchises and interests of First Bank in and to every type of property (real, personal and mixed), and all choses in action of First Bank shall be transferred to and vested in Southside as the surviving bank by virtue of the Bank Merger without any deed or other transfer. Southside, upon consummation of the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either of First Bank or by Southside at the Effective Time, subject to any conditions imposed by the Applicable Laws.
3.3    Assumption of Liabilities. All liabilities and obligations of First Bank of every kind and description shall be assumed by Southside as the surviving bank by virtue of the Bank Merger, and Southside shall be bound thereby in the same manner and to the same extent that First Bank was so bound at the Effective Time. All savings accounts acquired as a result of the Bank Merger will be issued in the name of Southside.
3.4    Articles of Association and Bylaws. At the Effective Time, following consummation of the Bank Merger, (i) the Articles of Association of Southside shall be in the form set forth in Annex A to this Plan of Merger, unchanged from the Articles of Association of Southside prior to the consummation of the Bank Merger, and (ii) the Bylaws of Southside shall be in the form set forth in Annex B to this Plan of Merger, unchanged from the Bylaws of Southside prior to the consummation of the Bank Merger.
3.5    Officers, Employees and Directors. The officers and employees of Southside immediately following the Effective Time shall include, among others, the officers and employees of Southside and First Bank immediately prior to the Effective Time. The Board of Directors of Southside immediately following the Effective Time shall consist of the Board of Directors of Southside immediately prior to the Effective Time.
3.6    Capital Stock of Southside. The capital stock of Southside upon completion of the Bank Merger shall be approximately $15 million, consisting of 20 million authorized shares and 6 million issued and outstanding shares of common stock of a par value of $2.50 per share. In addition, Southside shall have a surplus of approximately $_____ million and undivided profits, including capital reserves, of approximately $______ million adjusted, however, for earnings and expenses between _________ ___, 2017 and the Effective Time.
ARTICLE FOUR
EFFECTIVENESS
4.1    Conditions Precedent. Consummation of the Bank Merger is conditioned upon (i) receipt of all approvals, consents, waivers, and other clearances of all federal and state regulatory authorities having jurisdiction over the transactions contemplated by this Bank Plan of Merger, including without limitation approval of the Commissioner and the Federal Deposit Insurance Corporation, pursuant to the Applicable Laws and (ii) the consummation of the First Merger and Second Merger, as each term is defined in the Holdco Merger Agreement.
4.2    Termination. This Plan of Merger may be terminated at any time prior to the Effective Time by the parties hereto in accordance with the provisions of Section 5.1 thereof.
4.3    Effectiveness. Subject to the satisfaction of all waiting periods, requirements of applicable laws and regulations and the terms and conditions set forth herein, the Bank Merger contemplated by this Plan of Merger shall be and become effective at the time and on the date specified in the Certificate of Merger.

ARTICLE FIVE
MISCELLANEOUS
5.1    Termination; Amendment. To the extent permitted by law, this Plan of Merger may be amended by a subsequent written instrument upon the approval of the Boards of Directors of each of the parties hereto and upon execution of such instrument by the duly authorized officers of each; provided that no amendment to this Plan of Merger shall modify the requirements of regulatory approval as set forth in Section 4.1 hereof. This Plan of Merger may be terminated at any time prior to the Effective Time by the written agreement of each of the parties hereto and shall terminate automatically and concurrently, without any further action by either party hereto, upon the termination of the Holdco Merger Agreement.
5.2    Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Texas, except to the extent that the federal laws of the United States apply to consummation of the Bank Merger.
5.3    Headings. The headings in this Plan of Merger are for convenience only and shall not affect the construction or interpretation of this Plan of Merger.
5.4    Counterparts. This Plan of Merger may be executed, by facsimile or otherwise, in two or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank. Signatures Appear on Following Page(s).]

EXHIBIT B

IN WITNESS WHEREOF First Bank and Southside have caused this Plan of Merger to be executed on their behalf by their officers thereunto duly authorized as of the date first above written.

ATTEST:		FIRST BANK & TRUST EAST TEXAS

By:		By:
Name:		H. J. Shands III
Title:	Secretary	President and Chief Executive Officer

ATTEST:		SOUTHSIDE BANK

By:		By:
Name:		Lee R. Gibson
Title:	Secretary	President and Chief Executive Officer

Signature Page to Bank Plan of Merger

ANNEX A
ARTICLES OF ASSOCIATION

ANNEX B
BYLAWS

Schedule 3.1